EXHIBIT 10.3

CREDIT AGREEMENT

by and among

ANGIOTECH PHARMACEUTICALS, INC.

as a Debtor and Debtor-in-Possession

as Parent and a DIP Guarantor,

THE SUBSIDIARIES OF PARENT LISTED AS

BORROWERS ON THE SIGNATURE PAGES HERETO

each as a Debtor and a Debtor-in-Possession

as Borrowers,

THE SUBSIDIARIES OF PARENT LISTED AS

DIP GUARANTORS ON THE SIGNATURE PAGES HERETO

each as a Debtor and a Debtor-in-Possession

as DIP Guarantors,

THE LENDERS THAT ARE SIGNATORIES HERETO

as Lenders,

and

WELLS FARGO CAPITAL FINANCE, LLC

as Arranger and Administrative Agent

Dated as of February 7, 2011

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Page

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Budget
Exhibit C-1	Form of Compliance Certificate
Exhibit C-2	Form of Option™ IVC Filter Consignment Agreement
Exhibit I-1	Initial Order
Exhibit L-1	Form of LIBOR Notice
Exhibit N-1	Form of Notice of Borrowing

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Revolver Commitments
Schedule C-2	Canada Security Documents
Schedule D-1	Designated Account
Schedule D-2	Denmark Security Documents
Schedule E-1	[Reserved]
Schedule E-2	Eligible Inventory Locations
Schedule G-1	DIP Guarantors
Schedule I-1	Inactive Subsidiaries
Schedule P-1	Permitted Dispositions
Schedule P-2	Permitted Real Property Dispositions
Schedule P-3	Permitted Investments
Schedule P-4	Permitted Liens
Schedule P-5	Permitted Priority Liens
Schedule R-1	Real Property Collateral
Schedule S-1	Sweden Security Documents
Schedule S-2	Switzerland Security Documents
Schedule U-1	UK Security Documents
Schedule 1.1	Definitions
Schedule 2.1(c)	Borrowing Base Exclusions
Schedule 2.4(e)(iii)	Excluded Extraordinary Receipts
Schedule 3.1	Conditions Precedent
Schedule 3.3	Conditions Subsequent
Schedule 4.1(b)	Capitalization of Parent
Schedule 4.1(c)	Capitalization of Parent’s Subsidiaries
Schedule 4.6(a)	Jurisdictions of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.6(d)	Commercial Tort Claims
Schedule 4.7(b)	Litigation
Schedule 4.11	Employee Benefits
Schedule 4.12	Environmental Matters
Schedule 4.13(a)	Intellectual Property
Schedule 4.13(a)(ii)	Material License Agreements
Schedule 4.13(b)	Intellectual Property Royalty Payments
Schedule 4.13(e)	Validity of Intellectual Property
Schedule 4.13(f)	Infringement of Intellectual Property
Schedule 4.15	Deposit Accounts and Securities Accounts
Schedule 4.17	Material Contracts

(continued)

Page

Schedule 4.19	Indebtedness
Schedule 4.20	Taxes
Schedule 4.28	Locations of Inventory and Equipment
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 5.5	Taxes
Schedule 6.6	Nature of Business

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of February 7, 2011, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), ANGIOTECH PHARMACEUTICALS, INC., a corporation organized under the laws of the Province of British Columbia, Canada, as a debtor and a debtor-in-possession (“Parent”), each of Parent’s Subsidiaries listed as a “Debtor-in-Possession Borrower” on the signature pages hereto, each as a debtor and a debtor-in-possession (each a “Borrower” and collectively, “Borrowers”), and each of Parent’s Subsidiaries listed as a “Debtor-in-Possession Guarantor” on the signature pages hereto, each as a debtor and a debtor-in-possession (together with Parent, each a “DIP Guarantor” and collectively, “DIP Guarantors” and the DIP Guarantors together with the Borrowers, each a “Debtor” and collectively, “Debtors”).

Debtors have commenced or are about to commence cases or applications (the “CCAA Proceedings”) under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) in the Supreme Court of British Columbia (the “Canadian CCAA Court”) and the related ancillary proceedings (the “US Proceedings”, and together with the CCAA Proceedings, each a “Proceeding” and collectively, the “Proceedings”) under Chapter 15 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “US Bankruptcy Court”, and together with the Canadian CCAA Court, each a “Bankruptcy Court” and collectively, the “Bankruptcy Courts”), and have retained or will retain possession of their assets and are or will be authorized under the CCAA and the United States Bankruptcy Code to continue the operation of their businesses as debtors-in-possession. Prior to the commencement of the Proceedings, the Lenders provided financing to Borrowers pursuant to the Credit Agreement, dated as of February 27, 2009, as amended by First Amendment to Credit Agreement, dated as of May 29, 2009, Second Amendment to Credit Agreement, dated as of November 23, 2009, Third Amendment to Credit Agreement and Consent, dated as of April 21, 2010, and Fourth Amendment to Credit Agreement, dated as of November 4, 2010 (as so amended, the “Pre-Petition Credit Facility”).

Borrowers have asked the Lenders to make post-petition loans and advances consisting of a revolving credit facility in an aggregate principal amount not to exceed $28,000,000, which will include a subfacility for the issuance of letters of credit; provided, that, no loans, advances or other extensions of credit under this Agreement shall be made until the Final Facility Effective Date (as hereinafter defined). The proceeds of the revolving credit loans shall be used for general working capital purposes of Borrowers and to pay certain fees and expenses related to this Agreement and the Proceedings. The letters of credit will be used for general working capital purposes of Borrowers. The proceeds of the revolving credit loans shall not be used to repay or satisfy any Indebtedness outstanding prior to the commencement of the CCAA Proceedings. The Lenders are severally, and not jointly, willing to extend such credit to Borrowers subject to the terms and conditions hereinafter set forth.

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Upon the adoption by Parent of International Financial Reporting Standards, or in

the event of a change in GAAP, Parent and Agent shall negotiate in good faith to revise (if appropriate) such ratios and covenants to give effect to the intention of the parties under this Agreement, and any new financial ratio or financial covenant shall be subject to approval by the Required Lenders. Until the successful conclusion of any such negotiation and approval by the Required Lenders, (a) all calculations made for the purpose of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence immediately prior to such adoption or change, and (b) financial statements delivered pursuant to Section 5.1 shall be accompanied by a reconciliation showing the adjustments made to calculate such financial ratios and financial covenants.

1.3 Code; PPSA. Any terms used in this Agreement that are defined in (a) the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern and (b) the PPSA shall be construed and defined as set forth in the PPSA unless defined in the Code or otherwise defined herein. Notwithstanding the foregoing, and where the context so requires, (i) any term defined in this Agreement by reference to the “Code”, the “UCC” or the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including, without limitation, the Personal Property Security Act of each applicable province of Canada, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada), collectively, the “PPSA”), in all cases for the extension, preservation or betterment of the security and rights of Agent, (ii) all references in this Agreement to “Article 8” shall be deemed to refer also to applicable Canadian securities transfer laws (including, without limitation, the Securities Transfer Act (British Columbia) and the Securities Transfer Act (Alberta), and (iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations or the Pre-Petition Obligations under the Pre-Petition Credit Facility shall mean the repayment in full in cash (or, in the case of Letters of Credit or Bank Products, providing Letter of Credit Collateralization) of all such Obligations and Pre-Petition Obligations other than unasserted contingent indemnification obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and that are not required by the provisions of this Agreement to be repaid or cash collateralized. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.6 Currency Matters. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in Foreign Currency shall be converted to the Dollar Equivalent thereof based on the Exchange Rate for such Foreign Currency on the date of calculation, comparison, measurement or determination.

1.7 Permitted Liens. Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

2.	LOAN, TERMS OF PAYMENT AND SECURITY.

2.1 Revolver Advances.

(a) Subject to the terms and conditions of this Agreement and the DIP Orders, and on and after the Final Facility Effective Date and until the Maturity Date, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the least of (i) the Maximum Revolver Amount less the sum of (A) the Letter of Credit Usage at such time plus (B) the aggregate amount of Pre-Petition Obligations outstanding under the Pre-Petition Credit Facility at such time, plus (C) the Bank Product Reserve at such time, plus (D) the Administration Charge Reserve at such time, plus (E) the Directors’ Charge Reserve at such time, plus (F) the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) at such time, (ii) for any week, an amount equal to 120% of the “Closing Revolver/DIP Balance” line item set forth in the Budget for such week and (iii) the Borrowing Base at such time less the sum of (A) Letter of Credit Usage at such time plus (B) the aggregate amount of Pre-Petition Obligations outstanding under the Pre-Petition Credit Facility at such time.

(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves against the amounts that Borrowers are otherwise entitled to borrow under Section 2.1(a) in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate (including, without limitation, in respect of the Canadian Priority Payables Reserves), including, without limitation, reserves with respect to (i) sums that Parent or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes (other than the taxes described on Schedule 2.1(c) so long as Parent has not breached any obligations under any agreement related to the payment of such taxes), assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (ii) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien, except for Permitted Liens incurred pursuant to clause (t) of the definition thereof), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral; in each case, in such amounts not to exceed the amounts required to be paid or owed by Parent or its Subsidiaries, as the case may be.

2.2 [Reserved].

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing. Each Borrowing shall be made by delivery of a Notice of Borrowing by an Authorized Person to Agent. Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.3(b) below, such Notice of Borrowing must be received by Agent no later than 1:00 p.m. (Georgia time) on the Business Day that is the requested Funding Date, specifying (i) the amount of such Borrowing, (ii) the requested Funding Date, which shall be a Business Day, and (iii) the use of the proceeds of such Borrowing and the time period within which such proceeds are expected to be used (which must be consistent with the Budget (after giving effect to any Permitted Deviation therefrom), which time period shall not exceed 5 Business Days after the Funding Date of such Borrowing; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such Notice of Borrowing must be received by Agent no later than 1:00 p.m. (Georgia time) on the Business Day prior to the date that is the requested Funding Date. At Agent’s election, in lieu of delivering a Notice of Borrowing, any Authorized Person may give Agent telephonic notice of such request by the required time, specifying the information set forth in clauses (i) through (iv) above. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed by delivery of a Notice of Borrowing within 24 hours of the giving of such telephonic notice, but the failure to provide such Notice of Borrowing shall not affect the validity of the request.

(b) Making of Swing Loans. In the case of a request for an Advance and so long as either (i) the aggregate principal amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $5,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to Borrowers’ Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(c) Making of Loans.

(i) In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 4:00 p.m. (Georgia time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. (Georgia time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 12:00 p.m. (Georgia time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Revolver Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolver Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Revolver Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Revolver Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Revolver Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender

Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d) Protective Advances and Optional Overadvances.

(i) Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

(ii) Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base or applicable amount set forth in the Budget by more than $2,500,000 and (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way.

(e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Parent’s or its Subsidiaries’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 5:00 p.m. (Georgia time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 3:00 p.m. (Georgia time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 3:00 p.m. (Georgia time) on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections or payments of Parent or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(f) Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain, or cause to be maintained, a register showing the name and address of each Lender as registered owner of the Advances held by each Lender, the principal amount (and stated interest thereon) of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate (the “Register”).

(g) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Revolver Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Payments; Reductions of Revolver Commitments; Prepayments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. (Georgia time) on the date specified herein. Any payment received by Agent later than 2:00 p.m. (Georgia time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the Revolver Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrowers shall be remitted to Agent and all (subject to Section 2.4(b)(iv)) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, first, to the Pre-Petition Obligations outstanding under the Pre-Petition Credit Facility in accordance with the terms of the Pre-Petition Credit Facility, until paid in full, second, to reduce the balance of the Advances outstanding, until paid in full, and, third, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A) first, to pay any Pre-Petition Obligations outstanding under the Pre-Petition Credit Facility in accordance with the terms of the Pre-Petition Credit Facility, until paid in full,

(B) second, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(C) third, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(D) fourth, to pay interest due in respect of all Protective Advances until paid in full,

(E) fifth, to pay the principal of all Protective Advances until paid in full,

(F) sixth, ratably to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(G) seventh, ratably to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(H) eighth, ratably to pay interest due in respect of the Advances (other than Protective Advances) and the Swing Loans until paid in full,

(I) ninth, ratably (i) to pay the principal of all Swing Loans until paid in full, (ii) to pay the principal of all Advances until paid in full, (iii) to Agent, to be held by Agent, for the benefit of Issuing Lender and those Lenders having a share of the Risk Participation Liability, as cash collateral in an amount up to 105% of the Letter of Credit Usage, and (iv) to Agent, to be held by Agent, for benefit of the Bank Product Providers, as cash collateral in an amount up to the amount the Bank Product Providers reasonably determine to be the credit exposure of Parent and its Subsidiaries in respect of Bank Products then provided or outstanding,

(J) tenth, to pay any other Obligations, and

(K) eleventh, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.4(b)(ii), “paid in full” means payment in cash of all amounts owing under the Loan Documents, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(c) Reduction of Revolver Commitments.

(i) Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrowers may reduce the Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Advances not yet made as to which a request has been given by Administrative Borrower under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Administrative Borrower pursuant to Section 2.11(a), plus (D) the aggregate amount of the Pre-Petition Obligations outstanding under the Pre-Petition Credit Facility as of such date. Each such reduction shall be in an amount which is an integral multiple of $1,000,000 (unless the Revolver Commitments in effect immediately prior to such reduction are less than $1,000,000), shall be made by providing not less than 10 Business Days prior written notice to Agent and shall be irrevocable. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii) [Reserved].

(d) Optional Prepayments.

(i) Advances. Borrowers may prepay the principal of any Advance at any time in whole or in part.

(ii) [Reserved].

(e) Mandatory Prepayments.

(i) [Reserved]

(ii) Dispositions. Within 3 Business Days of the date of receipt by Parent or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Parent or any of its Subsidiaries of assets (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (k), (l) or (n) of the definition of Permitted Dispositions), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, other than with respect to dispositions which qualify as Permitted Dispositions under clauses (j), (m) or (o) of the definition of Permitted Dispositions, so long as (A) no Default or Event of Default shall have occurred and is continuing, (B) Administrative Borrower shall have given Agent prior written notice of Borrowers’ intention to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Parent or its Subsidiaries, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) Parent or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 270 days after the initial receipt of such monies, Parent and its Subsidiaries shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Parent or its Subsidiaries, unless and to the extent that such applicable period shall have expired without such replacement, purchase or construction being made or completed, in which case, any amounts remaining in the Deposit Account shall be paid to Agent and applied in accordance with Section 2.4(f)(ii); and provided further that no prepayment shall be required pursuant to this Section 2.4(e)(ii) (other than with respect to dispositions which qualify as Permitted Dispositions under clauses (j), (m), (n) or (o) of the definition of Permitted Dispositions) until the sum of (1) aggregate amount of Net Cash Proceeds of all dispositions described in this Section 2.4(e)(ii) plus (2) the aggregate amount of all Extraordinary Receipts described in Section 2.4(e)(iii), collectively, exceeds $250,000 during the term of this Agreement and then only above such amount. Nothing contained in this Section 2.4(e)(ii) shall permit Parent or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(iii) Extraordinary Receipts. Within 3 Business Days of the date of receipt by Parent or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts; provided that no prepayment shall be required pursuant to this Section 2.4(e)(iii) until the sum of (A) aggregate amount of all Extraordinary Receipts (other than Extraordinary Receipts received in connection with the matters listed on Schedule 2.4(e)(iii)) plus (B) the aggregate amount of Net Cash Proceeds of all Dispositions described in Section 2.4(e)(ii), collectively, exceeds $250,000 during the term of this Agreement and then only above such amount.

(iv) Indebtedness. Within 3 Business Days of the date of incurrence by Parent or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.

(v) Equity. Within 3 Business Days of the date of the issuance by Parent or any of its Subsidiaries of any shares of its or their Stock (other than (A) in the event that Parent or any of its Subsidiaries forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Stock to Parent or such Subsidiary, as applicable, (B) the issuance of Stock of Parent to directors, officers and employees of Parent and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved from time to time by the Board of Directors, (C) the issuance of Stock of Parent in connection with the conversion of Indebtedness issued under the Indentures to Stock of Parent to the extent permitted under Section 6.7(a), and (D) the issuance of Stock (1) of any Loan Party to another Loan Party or (2) of any Subsidiary of Parent that is not a Loan Party to another Subsidiary of Parent that is not a Loan Party), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance. The provisions of this Section 2.4(e)(v) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms and conditions of this Agreement.

(vi) Excess Cash Flow. Within 10 days of delivery to Agent and the Lenders of audited annual financial statements pursuant to Section 5.1, commencing with the delivery to Agent and the Lenders of the financial statements for Parent’s fiscal year ended December 31, 2010 or, if such financial statements are not delivered to Agent and the Lenders on the date such statements are required to be delivered pursuant to Section 5.1, 10 days after the date such statements are required to be delivered to Agent and the Lenders pursuant to Section 5.1, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 50% of the Excess Cash Flow of Parent and its Subsidiaries for such fiscal year.

(vii) [Reserved].

(viii) [Reserved].

(ix) Avoided Payments. In the event that the Lenders are required to repay or disgorge to any Loan Party, or any representatives of any Loan Party’s estate, and have repaid, all or any portion of the Pre-Petition Obligations authorized to be repaid pursuant to any CCAA Order or Recognition Order, as the case may be, or any payment on account of the Pre-Petition Obligations made to any Lender is rescinded for any reason whatsoever, including, but not limited to, as a result of any Avoidance Action, or any other action, suit, proceeding or claim brought under any other provision of any Insolvency Statute applicable in the Proceedings or any applicable state or provincial law, or any other similar provisions under any other state, provincial or federal statutory or common law (all such amounts being hereafter referred to as the “Avoided Payments”), then, in such event, Borrowers shall prepay the outstanding principal amount of the Obligations (but not including any Pre-Petition Obligations) in an amount equal to 100% of such Avoided Payments immediately upon receipt of the Avoided Payments by any Loan Party or any representative of any such Loan Party’s estate.

(f) Application of Payments.

(i) [Reserved].

(ii) Each prepayment pursuant to Section 2.4(e) above shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the Pre-Petition Obligations outstanding under the Pre-Petition Credit Facility in accordance with the terms of the Pre-Petition Credit Facility, until paid in full, second, to the outstanding principal amount of the Advances (and, in the case of prepayments pursuant to Section 2.4(e)(ii) (other than prepayments with the Net Cash Proceeds of dispositions which qualify as Permitted Dispositions under clause (j) of the definition of Permitted Dispositions), 2.4(e)(iv), 2.4(e)(v) or 2.4(e)(ix), with a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage (and, in the case of prepayments pursuant to Section 2.4(e)(ii) (other than prepayments with the Net Cash Proceeds of dispositions which qualify as Permitted Dispositions under clause (j) of the definition of Permitted Dispositions), 2.4(e)(iv), 2.4(e)(v) or 2.4(e)(ix), with a corresponding permanent reduction in the Maximum Revolver Amount), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

2.5 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1 or Section 2.11, as applicable (an “Overadvance”), Borrowers shall immediately pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). Borrowers promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full on the Maturity Date or, if earlier, on the date on which the Obligations are declared due and payable pursuant to the terms of this Agreement.

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a rate equal to 3.50% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders,

(i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii) the Letter of Credit fee provided for in Section 2.6(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except as provided to the contrary in Section 2.10 or Section 2.12(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Revolver Commitments are outstanding. Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.11(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans. Any interest not paid when due shall be compounded by being charged to the Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans.

(e) Computation. Subject to Section 2.15(a), all interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Crediting Payments. The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 2:00 p.m. (Georgia time). If any payment item is received into Agent’s Account on a non-Business Day or after 2:00 p.m. (Georgia time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8 Designated Account. Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Administrative Borrower, any Advance, Protective Advance, or Swing Loan requested by Administrative Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.10 Fees. Borrowers shall pay to Agent,

(a) for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter; and

(b) for the ratable account of those Lenders with Revolver Commitments, on the first day of each month from and after the Agreement Effective Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to 0.50% per annum times the result of (i) the Maximum Revolver Amount, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding month (or portion thereof).

2.11 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrowers (each, an “L/C”) or to purchase participations or execute indemnities, guarantees, or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Agreement Effective Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender and Agent via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or its Subsidiaries in respect of (1) a lease of real property, or (2) an employment contract. If requested by the Issuing Lender, Borrowers also shall be applicants under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

(i) prior to the Final Facility Effective Date, the Letter of Credit Usage would exceed zero,

(ii) after the Final Facility Effective Date, the Letter of Credit Usage would exceed the Borrowing Base less the sum of (A) the outstanding amount of Advances at such time plus (B) the aggregate amount of the Pre-Petition Obligations outstanding under the Pre-Petition Credit Facility at such time,

(iii) after the Final Facility Effective Date, the Letter of Credit Usage would exceed $5,000,000, or

(iv) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the sum of (A) the Bank Product Reserve, (B) the Administration Charge Reserve, (C) the Directors’ Charge Reserve, (D) the outstanding amount of Advances and (E) the aggregate amount of the Pre-Petition Obligations outstanding under the Pre-Petition Credit Facility.

Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Final Facility Effective Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 2:00 p.m., Georgia time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 1:00 p.m., Georgia time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 2:00 p.m., Georgia time, on the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 1:00 p.m., Georgia time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.11(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded to

Borrowers for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for such Borrower’s account, even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(d) Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e) Any and all issuance charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that, as of the Agreement Effective Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the undrawn amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f) If by reason of (i) any change after the Agreement Effective Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify (by delivery of a certificate setting forth the calculation of such amounts in reasonable detail) to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any such amounts incurred more than 180 days prior to the date that such Lender first demands payment from Borrowers of such amounts; provided further that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.12 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof; or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate.

(b) LIBOR Election.

(i) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 2:00 p.m. (Georgia time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by

Agent prior to 5:00 p.m. (Georgia time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (1) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (2) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered, were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Administrative Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Administrative Borrower, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.

(iii) Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000.

(c) Conversion. Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Parent’s and its Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii) above.

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13 Capital Requirements.

(a) If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Revolver Commitment hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Administrative Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected

Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a), as applicable, designate another Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Revolver Commitment hereunder (a “Replacement Lender”), such Affected Lender shall assign to the Replacement Lender its Obligations and Revolver Commitment, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

2.14 Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or Agent or any Lender.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by Real Property. This means, among other things:

(i) Agent and Lenders may collect from such Borrower without first foreclosing on any Collateral pledged by such Borrower.

(ii) If Agent or any Lender forecloses on any Real Property Collateral pledged by Borrowers:

(A) The amount of the Obligations may be reduced only by the price for which that Real Property Collateral is sold at the foreclosure sale, even if the Real Property Collateral is worth more than the sale price.

(B) Agent and Lenders may collect from such Borrower even if Agent or any Lender, by foreclosing on the Real Property Collateral, has destroyed any right such Borrower may have to collect from the other Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property.

(h) The provisions of this Section 2.14 are made for the benefit of Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent or such Lenders, successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied and all of the Revolver Commitments have been terminated. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of

Parent or any of its Subsidiaries, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.

(i) Until the Obligations have been paid in full and all of the Revolver Commitments terminated, each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash and all of the Revolver Commitments have been terminated. Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent or any Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(j) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

2.15 Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest.

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest payable by a Canadian Loan Party in respect of the Obligations pursuant to this Agreement and the other Loan Documents shall be governed by the laws of the province of British Columbia or the federal laws of Canada:

(a) whenever interest payable by a Canadian Loan Party is calculated on the basis of a period which is less than the actual number of days in a calendar year, each rate of interest determined pursuant to such calculation is, for the purposes of the Interest Act (Canada), equivalent to such rate multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation;

(b) in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time) payable by a Canadian Loan Party to Agent or any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement or such other Loan Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of Agent, Lenders and the applicable Canadian Loan Party and the amount of such payment or collection shall be refunded by Agent and Lenders to such Canadian Loan Party. For the purposes of this Agreement and each other Loan Document to which a Canadian Loan Party is a party, the effective annual rate of interest payable by such Canadian Loan Party shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Institute of Actuaries appointed by Agent for the account of such Canadian Loan Party will be conclusive for the purpose of such determination in the absence of evidence to the contrary; and

(c) all calculations of interest payable by a Canadian Loan Party under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest. The parties acknowledge that there is a material difference between the stated nominal interests rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

2.16 Collateral; Grant of Lien and Security Interest; Control Agreements.

(a) As security for the full and timely payment and performance of all of the Obligations, each of the Loan Parties assigns, pledges and grants (or causes the assignment, pledge and grant in respect of any indirectly owned assets) to Agent, for the benefit of Agent, Bank Product Providers and the Lenders, a Lien on and in and to all of the property, assets or interests in property or assets of such Person, of any kind or nature whatsoever, real or personal, now existing or hereafter acquired or created, and wherever located, including, without limitation, all property of the “estate” (within the meaning of any Insolvency Statute) of such Loan Party, and all accounts, inventory, goods, contract rights, instruments, documents, chattel paper, patents, trademarks, copyrights and licenses therefor, general intangibles, payment intangibles, letters of credit, letter-of-credit rights, supporting obligations, machinery and equipment, real property, fixtures, leases, all of the Stock of each Subsidiary of such Loan Party, all of the Stock of all other Persons directly owned by such Loan Party, money, investment property, deposit accounts, all commercial tort claims and all causes of action arising under any Insolvency Statute or otherwise (including all Avoided Payments and all Avoidance Actions and all proceeds of Avoidance Actions), and all cash and non-cash proceeds, rents, products and profits of any of collateral described above (all property of the Loan Parties subject to the Lien referred to in this Section 2.16(a) being hereafter collectively referred to as the “Collateral”).

(b) Upon entry of the DIP Orders, the Agent’s Liens referred to in Section 2.16(a) hereof shall be valid and perfected Liens in the Collateral, prior to all other Liens in the Collateral, other than the Permitted Priority Liens. Such Agent’s Liens and their priority shall remain in effect until the Revolver Commitments hereunder have been terminated, by payment to Agent, in cash, of the Obligations (including (i) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage and (ii) providing Bank Product Collateralization with respect to the then existing Bank Products), in full.

(c) Notwithstanding anything herein to the contrary (i) all proceeds received by Agent and the Lenders from the Collateral subject to the Agent’s Liens granted in this Section 2.16, in each other Loan Document and by the DIP Orders shall be subject to the prior payment in full of Pre-Petition Obligations under the Pre-Petition Credit Facility, obligations secured by the Senior Administration Charge and obligations secured by the Senior Directors’ Charge, and (ii) no Person entitled to such Senior Administration Charge or Senior Directors’ Charge shall be entitled to sell or otherwise dispose, or seek or object to the sale or other disposition, of any Collateral for its own account.

2.17 Priority of DIP Liens. Each of the Loan Parties agrees for itself and each of its Subsidiaries that the Obligations of such Loan Party shall be secured by a first Lien on the Collateral having priority over all other Liens and claims against such Collateral now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the United States Bankruptcy Code, subject only to the prior payment of the Pre-Petition Obligations under the Pre-Petition Credit Facility in full and any other Indebtedness or other obligations secured by the Permitted Priority Liens.

2.18 Grants, Rights and Remedies. The Agent’s Liens and security interests granted pursuant to Section 2.16 hereof and the priority granted to such Liens granted pursuant to Section 2.17 hereof may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into. This Agreement, the Bankruptcy Court Orders and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of Agent and the Lenders hereunder and thereunder are cumulative.

2.19 No Filings Required. With respect to the Borrowers and the DIP Guarantors, the Agent’s Liens referred to herein shall be deemed valid and perfected by the granting of the DIP Orders. Agent shall not be required to file any financing statements, mortgages, certificates of title, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Lien granted by or pursuant to this Agreement, any DIP Order or any other Loan Document; provided, that Agent shall be permitted to file any financing statements, mortgages, certificates of title, notices of Lien or other similar instruments in any jurisdiction or filing office or to take any other action with respect to the Lien granted by or pursuant to this Agreement.

2.20 Survival. The Agent’s Liens, Lien priority and other rights and remedies granted to Agent and the Lenders pursuant to this Agreement, the DIP Orders and the other Loan Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by any Loan Party (pursuant to Section 364 of the United States Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Proceedings, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(a) except for the Pre-Petition Obligations under the Pre-Petition Credit Facility, the obligations secured by the Senior Administration Charge and the obligations secured by the Senior Directors’ Charge, no costs or expenses of administration which have been or may be incurred in the Proceedings or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on parity with any claim of Agent and the Lenders against any Loan Party in respect of any Obligation;

(b) the Liens in favor of Agent, the Bank Product Providers and the Lenders set forth in Section 2.16 hereof shall constitute valid and perfected first priority Liens, subject only to Permitted Priority Liens; and

(c) the Agent’s Liens in favor of Agent, the Bank Product Providers and the Lenders set forth herein, in the DIP Orders and in the other Loan Documents shall continue to be valid and perfected without the necessity, in the case of Borrowers or the DIP Guarantors, that Agent file financing statements, mortgages, certificates of title or otherwise perfect its Lien under applicable non-bankruptcy law.

2.21 Further Assurances. The Loan Parties shall take any other actions reasonably requested by Agent and the Lenders from time to time to cause the attachment, perfection and first priority of, and the ability of Agent and the Lenders to enforce, the Lien of Agent and the Lenders in any and all of the Collateral, including, without limitation, (a) executing and delivering any requested security agreement, pledge agreement or Mortgage to the extent required by Section 5.12, (b) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Code, PPSA or other applicable law, to the extent, if any, that any Loan Party’s signature thereon is required therefor, (c) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the Lien of Agent in such Collateral, (d) complying with any provision of any statute, regulation or treaty of the United States, Canada or any other jurisdiction where any Collateral may be located or subject, as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, and (e) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the Code, PPSA or by other law, as applicable, in any other relevant jurisdiction.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to Agreement Effectiveness and Final Facility Effectiveness. This Agreement shall become effective upon the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions, precedent to Agreement Effectiveness set forth in Part 1 of Schedule 3.1. The obligation of each Lender to make its extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent to Final Facility Effectiveness set forth in Part 2 of Schedule 3.1.

3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advance hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of Parent or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case they shall only be required to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof,

(c) Borrowers shall have paid all Lender Group Expenses and Fees pursuant to Section 2.10 then payable by Borrowers pursuant to this Agreement and the other Loan Documents, unless otherwise waived by Agent and the Lenders; and

(d) Agent shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance satisfactory to Agent, as Agent may reasonably request.

The submission by Administrative Borrower to Agent of a Notice of Borrowing with respect to each Advance (or other extension of credit) hereunder, and Borrowers’ acceptance of the proceeds of such Advance (or other extension of credit), shall each be deemed to be a representation and warranty by each Borrower on the date of such Advance (or other extension of credit) that each of the foregoing conditions precedent has been satisfied or waived on the date of such Advance (or other extension of credit).

3.3 Conditions Subsequent to Effectiveness. As an accommodation to Borrowers, the Lender Group has agreed to execute this Agreement and to make extensions of credit hereunder on the Final Facility Effective Date notwithstanding the failure by Borrowers to satisfy the conditions set forth on Schedule 3.3 on or before the Agreement Effective Date or the Final Facility Effective Date. In consideration of such accommodation, Borrowers agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including those conditions set forth in Section 3.1, Borrowers shall satisfy each of the conditions subsequent set forth on Schedule 3.3 on or before the date applicable thereto (it being understood that (a) the failure by Borrowers to perform or cause to be performed any such unsatisfied condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (b) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Agreement Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 3.3).

3.4 Term. This Agreement shall become effective upon the Agreement Effective Date and continue in full force and effect for a term ending on the Maturity Date. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including the requirement that Borrowers provide (a) Letter of Credit Collateralization, and (b) Bank Product Collateralization). No termination of this Agreement, however, shall relieve or discharge Parent or its Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.6 Early Termination by Borrowers. Borrowers have the option, at any time upon 5 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Revolver Commitments hereunder by paying to Agent the Obligations (including (a) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage, and (b) providing Bank Product Collateralization with respect to the then existing Bank Products), in full.

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each of Parent, Borrowers and the DIP Guarantors makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date hereof, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Agreement Effective Date and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized and (if applicable) existing and in good standing under the laws of the jurisdiction of its organization or formation (as the case may be), (ii) is qualified or licensed to do business in any jurisdiction where its activities make such qualification or license necessary, except where the failure to be so qualified or licensed could not reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and subject to obtaining the DIP Orders, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 5.11), is a complete and accurate description of the authorized capital Stock of Parent, by class, and, as of the Agreement Effective Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.1(b), there are no subscriptions, options, warrants, or calls relating to any shares of Parent’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 5.11), is a complete and accurate list of Parent’s direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable, subject only to the general assessability of Stock of a Nova Scotia unlimited company pursuant to Nova Scotia law.

(d) Except as set forth on Schedule 4.1(c), there are no subscriptions, options, warrants, or calls relating to any shares of Parent’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Parent nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Parent’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

4.2 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, subject to the grant of the DIP Orders, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, provincial or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court, including a Bankruptcy Court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract (other than defaults, the enforcement of which will be stayed by virtue of the filing of the Proceedings) of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interestholders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, of which the failure to obtain could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.3 Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (a) the Bankruptcy Court Orders and (b) other consents or approvals that have been obtained and that are still in force and effect.

4.4 Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and, subject to the granting of the DIP Orders, is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Subject to the granting of the DIP Orders, the Agent’s Liens are validly created, perfected and first priority Liens, subject only to Permitted Priority Liens.

4.5 Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (i) good, sufficient and legal title (other than immaterial defects) to (in the case of fee interests in Real Property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and marketable title (other than immaterial defects) to (in the case of all other personal property), all of their respective material assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

4.6 Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) The full legal name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 6.5).

(b) The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 5.15).

(c) Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers or Canadian business identification or corporation numbers, as applicable, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 6.5).

(d) As of the Agreement Effective Date, no Loan Party and no Subsidiary of a Loan Party holds any commercial tort claims that could individually reasonably be expected to exceed $100,000 in amount, except as set forth on Schedule 4.6(d).

4.7 Litigation.

(a) Other than the Proceedings, there are no actions, suits, or proceedings pending or, to the knowledge of Parent and Borrowers, threatened against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

(b) Schedule 4.7(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings that, as of the Agreement Effective Date, is pending or, to the knowledge of Parent and Borrowers, threatened against a Loan Party or any of its Subsidiaries that could reasonably be expected to result in liability to any Loan Party or Subsidiary thereof of $100,000 or more, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) a reasonable estimate based on the knowledge of Parent and Borrowers as of the Agreement Effective Date of the maximum amount, if assessable, of the liability of Loan Parties and their Subsidiaries in connection with such actions, suits, or proceedings, (iv) the status, as of the Agreement Effective Date, with respect to such actions, suits, or proceedings, and (v) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.8 Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.9 No Material Adverse Change. All financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by any Loan Party or any of its Subsidiaries to Agent have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since the Filing Date, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties and their Subsidiaries.

4.10 Fraudulent Transfer.

(a) [Reserved].

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.11 Employee Benefits.

(a) No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

(b) No Canadian Loan Party maintains or contributes to, or has ever maintained or contributed to, any Canadian Pension Plan other than statutory plans required by applicable law.

(c) No Canadian Loan Party has or is subject to any obligation or liability under any Canadian Employee Plan which is now due and unpaid and not accurately accounted for in the books of such Canadian Loan Party and any overtime pay, vacation pay, premiums for unemployment insurance, health and welfare insurance premiums, accrued wages, salaries and commissions, severance pay and all Canadian Employee Plan payments have been fully paid by each Canadian Loan Party or have been accurately accounted for in the books and records of such Canadian Loan Party or have been reported pursuant to the collateral reporting obligation pursuant to Section 5.2.

(d) Schedule 4.11 lists all of the Canadian Employee Plans applicable to the Canadian Employees of each Canadian Loan Party in respect of employment in Canada and which are currently maintained or sponsored by each Canadian Loan Party or to which each Canadian Loan Party contributes or has an obligation to contribute, except, for greater certainty, any statutory plans to which each Canadian Loan Party is obligated to contribute to or comply with under applicable law.

(e) No improvements to any Canadian Employee Plan have been promised, and no amendments or improvements to any Canadian Employee Plan will be made or promised by any Canadian Loan Party before the Agreement Effective Date.

(f) No Canadian Loan Party provides benefits to retired Canadian Employees or to beneficiaries or dependents of retired Canadian Employees.

(g) All obligations regarding the Canadian Employee Plans (including current service contributions) that are currently due and payable (other than obligations, the enforcement of which has been stayed by the commencement of the Proceedings) have been satisfied or accurately accounted for in the books and records of the applicable Canadian Loan Party, there are no outstanding defaults or violations by any Canadian Loan Party relating to any Canadian Employee Plan and no taxes, penalties or fees are owing or exigible under any of the Canadian Employee Plans, except which could not reasonably be expected to result in a Material Adverse Change. Except as disclosed in Schedule 4.11, as of the date hereof, each Canadian Employee Plan is fully funded or fully insured pursuant to the actuarial assumptions and methodology set out in Schedule 4.11. No fact or circumstance exists that could adversely affect the tax-exempt status (if applicable) of a Canadian Employee Plan.

(h) Except as disclosed in Schedule 4.11,

(i) no Canadian Loan Party is a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting Canadian Employees;

(ii) no Canadian Loan Party has received notice of any application, complaint, grievance, arbitration, or other proceeding to which it is a party under any statute or under any collective agreement related to any Canadian Employee or the termination of any Canadian Employee and there is no complaint, inquiry or, to the knowledge of Parent and Borrowers, other investigation by any regulatory or other administrative authority or agency with regard to or in relation to any Canadian Employee or the termination of any Canadian Employee;

(iii) no Canadian Loan Party has engaged in any unfair labor practice, nor is any Canadian Loan Party aware of any pending or, to the knowledge of Parent and Borrowers, threatened complaint regarding any alleged unfair labor practices; and

(iv) there is no strike, labor dispute, work slow down or stoppage pending or, to the knowledge of Parent and Borrowers, threatened against any Canadian Loan Party and to the knowledge of the Canadian Loan Parties, no Canadian Loan Party is currently the subject of any union organization effort or any labor negotiation.

(i) All contributions, assessments, premiums, fees, taxes, penalties or fines in relation to the Canadian Employees that are currently due and payable (other than contributions, assessments, premiums, fees, taxes, penalties or fines, the payment and enforcement of which has been stayed by the commencement of the Proceedings) have been timely made and, except as accrued and reflected in the financial statements specified on Schedule 5.1, there is no material outstanding liability of any kind currently due and owing in relation to the employment of any Canadian Employee or the termination of employment of any Canadian Employee.

(j) Each Canadian Loan Party is in compliance in all material respects with all requirements of Canadian Employee Benefits Legislation and health and safety, workers compensation, employment standards, labor relations, health insurance, employment insurance, protection of personal information, human rights laws and any Canadian federal, provincial or local counterparts or equivalents in each case, as applicable to the Canadian Employees and as amended from time to time.

4.12 Environmental Condition. Except as set forth on Schedule 4.12, (a) to the knowledge of Parent and Borrowers, no Loan Party’s or its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to the knowledge of Parent and Borrowers, no Loan Party’s or its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.13 Intellectual Property.

(a) Each Loan Party and each Subsidiary of a Loan Party owns, free and clear of any Lien (other than Permitted Liens), or holds licenses in, all trademarks, trade names, copyrights, and patents, that are material to the conduct of its business as currently conducted, and attached hereto as Schedule 4.13(a) (as updated from time to time) is a true, correct, and complete listing of (i) all material patents, patent applications, trademark applications, trademark registrations, trade names, copyright applications and copyright registrations as to which any Loan Party or one of its Subsidiaries is the owner and (ii) all material licenses as to which any Loan Party or one of its Subsidiaries is an exclusive licensee; provided, however, that Borrowers may amend Schedule 4.13(a) to add additional intellectual property from time to time upon written notice to Agent not more than 5 Business Days after the date on which the applicable Loan Party or its Subsidiary acquires any such property after the Agreement Effective Date.

(b) Except as set forth on Schedule 4.13(b), no material intellectual property owned by any Loan Party or any Subsidiary of a Loan Party requires payment of any royalty by such Loan Party or Subsidiary.

(c) Each Loan Party and each Subsidiary of a Loan Party has taken, and will continue to take, all actions which in its reasonable business discretion are reasonably necessary to protect the material intellectual property owned by such Loan Party or Subsidiary, consistent with reasonable commercial practices.

(d) None of any Loan Party’s or any Subsidiary of a Loan Party’s rights in and to any of such Person’s intellectual property that is material to the conduct of its business has been finally adjudged invalid or unenforceable.

(e) Except as disclosed on Schedule 4.13(e), no Loan Party or Subsidiary of a Loan Party has received, within the two years prior to the date hereof, a written demand, claim, notice or inquiry from any Person in respect of any of the intellectual property owned by such Loan Party or Subsidiary that is material to the conduct of its business which challenges or threatens to challenge the validity of, the rights of such Loan Party or Subsidiary in, or the right of such Loan Party or Subsidiary to use, such intellectual property, that has not been resolved.

(f) Except as disclosed on Schedule 4.13(f), no claim has been asserted in writing or, to the knowledge of Parent and Borrowers, threatened, against any Loan Party or any Subsidiary of a Loan Party, within the two years prior to the date hereof, that any such Loan Party or Subsidiary of a Loan Party has violated or infringed upon the intellectual property rights of any Person in any material respect, that has not been resolved and, to the knowledge of Parent and Borrowers, each Loan Party and each Subsidiary of a Loan Party is not violating or infringing in any material respect the intellectual property rights of any other Person.

(g) To the knowledge of Parent and Borrowers, no Person is infringing in any material respect the rights of any Loan Party or any Subsidiary of a Loan Party in the intellectual property owned by that Loan Party or such Subsidiary that is material to the conduct of its business.

(h) Except on an arm’s-length basis for value and other commercially reasonable terms, no Loan Party or Subsidiary of a Loan Party has granted to any Person (other than a Loan Party) any license with respect to any material intellectual property owned by such Loan Party or such Subsidiary.

(i) Each Loan Party and each Subsidiary of a Loan Party takes, in its reasonable business judgment, reasonable measures to protect the secrecy, confidentiality and value of all of its material trade secrets (including, without limitation, requiring that its officers, directors, employees, and other Persons with access to such trade secrets to maintain the confidentiality of such trade secrets). To the knowledge of Parent and Borrowers, material trade secrets owned by a Loan Party or a Subsidiary of a Loan Party have not been disclosed to any Person other than to Persons who had a need to know or use such trade secrets and who were required not to disclose such trade secrets.

4.14 Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them (other than defaults, the enforcement of which is stayed by virtue of the Proceedings).

4.15 Deposit Accounts and Securities Accounts. Set forth on Schedule 4.15 (as updated pursuant to the provisions of any Security Agreement from time to time) is a listing of all of the Loan Parties’ and their Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.16 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Agreement Effective Date, the Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Parent’s and Borrowers’ good faith estimate of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Parent and Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such projections and forecasts are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries and no assurances can be given that such projections or forecasts will be realized).

4.17 Material Contracts. Set forth on Schedule 4.17 (as updated from time to time) is a reasonably detailed description of the Material Contracts of each Loan Party and its Subsidiaries; provided, however, that Borrowers may amend Schedule 4.17 to add additional Material Contracts so long as such amendment occurs by written notice to Agent at the time that Parent provides its quarterly financial statements pursuant to Section 5.1. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to the knowledge of Parent and Borrowers, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(d)), and (c) except for defaults of any Loan Party and its Subsidiaries, the enforcement of which is stayed by the virtue of the filing of the Proceedings, is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

4.18 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.19 Indebtedness. Set forth on Schedule 4.19 is a true and complete list of all Indebtedness (other than Indebtedness evidenced by the Indenture Documents) of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Agreement Effective Date that is to remain outstanding after the Agreement Effective Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness immediately prior to the Agreement Effective Date.

4.20 Payment of Taxes. Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have, except as set forth on Schedule 4.20, been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. Neither Parent nor any Borrower knows of any proposed tax assessment (other than any tax assessment, the payment and enforcement of which has been stayed by the commencement of the Proceedings) against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. No Loan Party nor any of its Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the IRC or within the meaning of Section 6111(c) or Section 6111(d) of the IRC as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Change. Each Loan Party has withheld and remitted all required amounts within the prescribed periods to the appropriate Governmental Authorities, and in particular has deducted, remitted and paid all Canada Pension Plan contributions, workers compensation assessments, employment insurance premiums, employee health taxes, and real estate taxes within the prescribed periods to the appropriate governmental authorities.

4.21 Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

4.22 Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which limits its ability to incur Indebtedness or which otherwise renders all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.23 OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC or Canadian Anti-Terrorism Laws. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has more than 10% of its assets located in Sanctioned Entities, (c) derives more than 10% of its revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities, or (d) engages in any dealing or transactions prohibited by Canadian Anti-Terrorism Laws. The proceeds of any Advance will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.24 Reserved.

4.25 Eligible Accounts. As to each Account that is identified by Administrative Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of such Borrower’s business, (b) owed to such Borrower without any asserted defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts (or the definitions of Eligible Domestic Accounts or Eligible Foreign Accounts, as applicable).

4.26 Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory.

4.27 [Reserved].

4.28 Location of Inventory and Equipment. The Inventory and Equipment (other than (a) vehicles or Equipment out for repair, (b) Inventory out in the ordinary course of business for testing, sterilization, packaging, branding or similar temporary purposes or (c) Inventory consisting of Option™ IVC Filters consigned to certain of the Loan Parties’ customers in accordance with Section 6.15 of this Agreement). of the Loan Parties and their Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between, the locations identified on Schedule 4.28 (as such Schedule may be updated pursuant to Section 5.15).

4.29 Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.30 Withholdings and Remittances. Each Canadian Loan Party has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) all amounts required by applicable law to be withheld (other than amounts the payment and enforcement of which has been stayed by the commencement of the Proceedings), including all payroll deductions required to be withheld, and, furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. Each Canadian Loan Party has remitted all contributions required pursuant to the Canada Pension Plan Act (Canada), provincial pension plan contributions, workers compensation assessments, employment insurance premiums, employer health taxes, municipal real estate taxes and other taxes payable under the applicable law by it (the “Statutory Lien Payments”) and has remitted such amounts to the proper Governmental Authority within the time required under applicable law, except for Statutory Lien Payments that are not delinquent or are the subject of a Permitted Protest.

4.31 Inactive Subsidiaries. (a) None of the Inactive Subsidiaries (i) has any material operations or conducts any material business, (ii) owns any material assets (other than, in the case of Soldiers Field Liquidity Management LLC, the intercompany account receivable in the amount of CAD $289,287,169.50 owed to it from Parent) or (iii) has any material liabilities and (b) the Inactive Subsidiaries taken as a whole do not (i) own assets with an aggregate fair market value in excess of $250,000 (other than, in the case of Soldiers Field Liquidity Management LLC, the intercompany account receivable in the amount of CAD $289,287,169.50 owed to it from Parent) or (ii) have liabilities in an aggregate amount in excess of $250,000.

4.32 Use of Proceeds. The proceeds of each Borrowing hereunder shall be used in accordance with the expenditure line items of the Budget (after giving effect to any Permitted Deviation therefrom) (a) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby and (b) for general corporate purposes, including the funding of capital expenditures and working capital. The proceeds of any Borrowing shall not be used to repay or satisfy any Indebtedness outstanding prior to the Filing Date (including, without limitation, the Pre-Petition Obligations).

4.33 Administrative Priority.

(a) Upon granting of the DIP Orders, the Agent’s Liens and security interests of Agent on the Collateral owned by Borrowers and the DIP Guarantors referred to in Section 2.16 hereof shall be valid and perfected first priority Liens, subject only to Permitted Priority Liens.

(b) On and after the Initial Order Entry Date, the Initial Order is in full force and effect, and has not been reversed, modified, amended, stayed or vacated absent the written consent of Agent, the Lenders and Borrowers, and on and after the Recognition Order Entry Date, the Recognition Order is in full force and effect, and has not been reversed, modified, amended, stayed or vacated absent the written consent of Agent, the Lenders and Borrowers.

4.34 Appointment of Trustee or Examiner; Liquidation. No order has been entered in any Proceeding (a) for the appointment of a (i) trustee under Section 1104 of the United States Bankruptcy Code, (ii) examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the United States Bankruptcy Code) under Section 1106(b) of the United States Bankruptcy Code, or (iii) receiver, receiver and manager, interim receiver, trustee in bankruptcy, trustee under a proposal under the Bankruptcy and Insolvency Act (Canada) or similar official (other than the Monitor appointed pursuant to the Initial Order), (b) for the making of a Canadian bankruptcy order against any Loan Party, (c) to convert any US Proceeding to a Chapter 11 case or a Chapter 7 case or (d) to dismiss any Proceeding.

4.35 Acknowledgment of Obligations under the Pre-Petition Credit Facility. Borrowers hereby acknowledge, confirm and agree that Borrowers are indebted to the agent and the lenders under the Pre-Petition Credit Facility in respect of Pre-Petition Obligations outstanding under the Pre-Petition Credit Facility, as of the Filing Date, in the aggregate principal amount of $12,865,764.74, together with interest accrued and accruing thereon, and costs, expenses, fees (including attorneys’ fees) and other charges now or hereafter owed by Borrowers to the agent and the lenders under the Pre-Petition Credit Facility, all of which are unconditionally owing by Borrowers, without offset, defense or counterclaim of any kind, nature and description whatsoever. Borrowers hereby acknowledge, confirm and agree that all Pre-Petition Obligations outstanding under the Pre-Petition Credit Facility shall bear interest for each day from and including the Filing Date until paid in full at the non-default rate specified in the Pre-Petition Credit Facility, which interest shall be payable monthly in arrears on the first Business Day of each month, commencing February 1, 2011, until such Pre-Petition Obligations shall have been paid in full.

5.	AFFIRMATIVE COVENANTS.

Parent, each Borrower and each other DIP Guarantor covenants and agrees that, until termination of all of the Revolver Commitments and payment in full of the Obligations, the Loan Parties shall and shall cause each of their Subsidiaries to comply with each of the following:

5.1 Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 at the times specified therein. In addition, Parent and each Borrower agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent. In addition, Parent and each Borrower agrees to maintain a system of accounting that enables Parent and each Borrower to produce financial statements in accordance with GAAP. Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales, and (b) maintain its billing systems/practices as approved by Agent prior to the Agreement Effective Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.2 Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, each Borrower agrees to use the system of electronic collateral reporting as approved by Agent prior to the Agreement Effective Date in order to provide electronic reporting of each of the items set forth above and shall only make material modifications to such system with notice to, and with the consent of, Agent.

5.3 Existence. Each Loan Party to, and cause each of its Subsidiaries (other than an Inactive Subsidiary) to, at all times preserve and keep in full force and effect (a) its existence (including being in good standing (if applicable) in its jurisdiction of organization or formation (as the case may be)) and (b) all rights and franchises, governmental licenses and permits material to the business of Borrowers taken as a whole.

5.4 Maintenance of Properties. Maintain and preserve all of its material assets in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted (except where the failure to do so is not materially adverse to Borrowers taken as a whole), and comply with the material provisions of all leases which are material to Borrowers taken as a whole, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest or the enforcement of any default as a result of the failure to comply with the material provisions of such leases are stayed by the Proceedings.

5.5 Taxes. Except as set forth on Schedule 5.5, cause all assessments and taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax. The Loan Parties will and will cause each of their Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes and other withholding required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, Canada Pension Plan and provincial pension plans, employer health tax, Canadian employment insurance, and local, state, provincial and federal income taxes and excise taxes (to the extent such excise taxes are in excess of $100,000), and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that Loan Parties and their Subsidiaries have made such payments or deposits.

5.6 Insurance. At Borrowers’ expense, maintain insurance respecting each of the Loan Parties’ and their Subsidiaries’ assets wherever located, covering loss or damage by fire, flood, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Parent and each Borrower also shall maintain (with respect to each of the Loan Parties and their Subsidiaries) business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be with responsible and reputable insurance companies and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to Agent. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. Copies of all certificates of insurance are to be delivered to Agent, with the loss payable and additional insured endorsement in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If Parent or any Borrower fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Administrative Borrower shall give Agent prompt notice of any loss exceeding $100,000 covered by its casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7 Inspection. Permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower.

5.8 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.9 Environmental.

(a) Except for such matters as individually or in the aggregate could not reasonably be expected to result in a Material Adverse Change, keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b) comply with Environmental Laws (other than Environmental Laws, the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change) and provide to Agent documentation of such compliance which Agent reasonably requests,

(c) promptly notify Agent upon becoming aware of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Parent or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and

(d) promptly, but in any event within 10 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the Real Property or material personal property of Parent or its Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Parent or its Subsidiaries, and (iii) notice of a violation, citation, or other administrative order which could reasonably be expected to result in a Material Adverse Change.

5.10 Disclosure Updates. Promptly and in no event later than 10 days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11 Formation of Subsidiaries. At the time that any Loan Party forms any direct or indirect Subsidiary, acquires any direct or indirect Subsidiary after the Agreement Effective Date or designates an Inactive Subsidiary as a non-Inactive Subsidiary, such Loan Party shall (a) within 10 Business Days of such formation, acquisition or designation cause any such Subsidiary to provide to Agent a guaranty of the Obligations, in form and substance satisfactory to Agent, and a Security Agreement, together with such other security documents (including mortgages with respect to any Real Property owned in fee of such Subsidiary with a fair market value of at least $250,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed, acquired or designated Subsidiary); provided that such guaranty, such Security Agreement, and such other security documents shall not be required to be provided to Agent with respect to any Subsidiary of Parent that is a CFC if providing such documents would result in material adverse tax consequences or the costs to the Loan Parties of providing such guaranty, executing any security documents or perfecting the security interests created thereby are unreasonably excessive (as determined by Agent in consultation with Administrative Borrower) in relation to the benefits of Agent and the Lenders of the security or guarantee afforded thereby, (b) within 10 Business Days of such formation, acquisition or designation (or such later date as permitted by Agent in its sole discretion) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such Subsidiary reasonably satisfactory to Agent; provided that only 65% of the total outstanding voting Stock of any first tier Subsidiary of Parent that is a CFC and none of the total outstanding voting Stock of any other Subsidiary of such CFC shall be required to be pledged if hypothecating a greater amount would result in material adverse tax consequences or the costs to the Loan Parties of providing such pledge or perfecting the security interests created thereby are unreasonably excessive (as determined by Agent in consultation with Administrative Borrower) in relation to the benefits of Agent and the Lenders of the security or guarantee afforded thereby (which pledge shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) within 10 Business Days of such formation, acquisition or designation (or such later date as permitted by Agent in its sole discretion) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its reasonable opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document.

5.12 Further Assurances. At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (collectively, the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of Parent and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by Parent or its Subsidiaries after the Agreement Effective Date with a fair market value in excess of $250,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan

Documents); provided that the foregoing shall not apply to any Subsidiary of Parent that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Administrative Borrower) in relating to the benefits of Agent and the Lenders of the benefits afforded thereby. To the maximum extent permitted by applicable law, Parent and each Borrower authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s or its Subsidiary’s name, as applicable, upon the occurrence and during the continuance of an Event of Default, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Parent and its Subsidiaries and all of the outstanding Stock of Parent’s Subsidiaries (subject to limitations contained in the Loan Documents with respect to Foreign Subsidiaries). The assurances contemplated by this Section 5.12 shall be given under applicable non-bankruptcy law (to the extent not inconsistent with any Insolvency Statute or any DIP Order) as well as under any Insolvency Statute, it being the intention of the parties that Agent may request assurances under applicable non-bankruptcy law, and such request shall be complied with whether or not any of the Bankruptcy Court Orders are in force and whether or not dismissal of the Proceedings or any other action by any Bankruptcy Court is imminent, likely or threatened.

5.13 Lender Meetings. Within 120 days after the close of each fiscal year of Parent, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal year of Parent.

5.14 Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant hereto, provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.

5.15 Location of Inventory and Equipment. Keep each Loan Parties’ and its Subsidiaries’ Inventory and Equipment (other than (a) vehicles or Equipment out for repair, (b) Inventory out in the ordinary course of business for testing, sterilization, packaging, branding or similar temporary purposes or (c) Inventory consisting of Option™ IVC Filters consigned to certain of the Loan Parties’ customers in accordance with Section 6.15 of this Agreement) only at the locations identified on Schedule 4.28 and their chief executive offices only at the locations identified on Schedule 4.6(b); provided, however, that Borrowers may amend Schedule 4.28 or Schedule 4.6(b) so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated and so long as, in the case of the location of the Inventory or Equipment of a Loan Party or the location of a Loan Party’s chief executive office, such new location is within the continental United States (or in the case of Canadian Loan Parties, Canada), and so long as Borrowers use their reasonable efforts to provide Agent a Collateral Access Agreement at the time of such written notice with respect thereto.

5.16 Assignable Material Contracts. Use commercially reasonable efforts to ensure that any Material Contract entered into after the Agreement Effective Date by Parent or any of its Subsidiaries that generates or, by its terms, will generate revenue, permits the assignment of such agreement (and all rights of Parent or such Subsidiary, as applicable, thereunder) to Parent’s or such Subsidiary’s lenders or an agent for any lenders (and any transferees of such lenders or such agent, as applicable).

5.17 Canadian Pension and Benefit Plans.

(a) The Canadian Loan Parties will cause to be delivered to Agent, promptly upon Agent’s written request, a copy of each Canadian Employee Plan and, if applicable, related trust agreements or other funding instruments and all amendments thereto.

(b) The Canadian Loan Parties shall use reasonable efforts to obtain and provide Agent, upon its request, with written confirmation of registration from the applicable Governmental Authorities for each Canadian Employee Plan that is required to be registered with any Governmental Authority under Canadian Employee Benefits Legislation.

(c) The Canadian Loan Parties shall ensure that each Canadian Employee Plan retains its registered status (if applicable) under and is administered in all material respects in accordance with the terms of the applicable funding agreement and Canadian Employee Benefits Legislation.

(d) The Canadian Loan Parties will cause all reports and disclosures required by any applicable Canadian Employee Benefits Legislation to be filed and distributed as required.

(e) Each Canadian Loan Party shall perform in all material respects all obligations (including (if applicable), funding, investment and administration obligations) required to be performed by such Canadian Loan Party in connection with each Canadian Employee Plan and the funding therefor; make and pay all premiums required to be made or paid by it in accordance with the terms of each Canadian Employee Plan and Canadian Employee Benefits Legislation and withhold by way of authorized payroll deductions or otherwise collect and pay into the Canadian Employee Plan all employee contributions required to be withheld or collected by it in accordance with the terms of each applicable Canadian Employee Plan, and Canadian Employee Benefits Legislation.

5.18 US Bankruptcy Court Motions. Within 3 days of the Filing Date, Borrowers shall (a) make motions in the US Bankruptcy Court for the US TRO Order and the Recognition Order and (b) file a notice in the US Bankruptcy Court of the Initial Order.

5.19 Restructuring Advisor. Retain at all times, at the Loan Parties’ sole cost and expense, a business restructuring advisor (the “Consultant”), acceptable to Agent in its Permitted Discretion (and whose duties, scope, position and duration of retention are satisfactory to Agent in its Permitted Discretion), to evaluate Parent’s and its Subsidiaries’ financial condition, business, operations and prospects and provide advice with respect thereto (it being understood that Blackstone Advisory Services L.P. is acceptable to Agent). The Loan Parties shall, and shall cause their Subsidiaries to, cooperate fully with any evaluations by such Consultant and in connection therewith shall make available such senior executives and other members of management and all information, books and records requested by the Consultant. The Loan Parties shall cause the Consultant to share all results, reports and other data generated as a result of such evaluation with Agent and the Lenders.

6.	NEGATIVE COVENANTS.

Parent, each Borrower and each other DIP Guarantor covenants and agrees that, until termination of all of the Revolver Commitments and payment in full of the Obligations, the Loan Parties will not and will not permit any of their Subsidiaries to do any of the following:

6.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Loan Parties shall not create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness permitted pursuant to Section 4.09(b)(13) of the Senior Subordinated Notes Indenture or Section 4.09(b)(1) of the Senior Floating Rate Notes Indenture, other than in respect of (a) the Obligations and (b) Indebtedness in an aggregate amount, at any date, not to exceed the aggregate principal amount of permanent reductions in the Revolver Commitments and the Maximum Revolver Amount made prior to such date.

6.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Restrictions on Fundamental Changes.

(a) Enter into any merger, consolidation, amalgamation, reorganization, or recapitalization, or reclassify its Stock;

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution); or

(c) Suspend or go out of a substantial portion of its or their business.

6.4 Disposal of Assets. Other than Permitted Dispositions, Permitted Investments, or transactions expressly permitted by Section 6.11, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of Parent’s or its Subsidiaries assets.

6.5 Change Name. Change Parent’s or any of its Subsidiaries’ name, organizational identification number, jurisdiction of organization or organizational identity; provided, however, that (a) Parent or any of its Subsidiaries may change their names upon at least 10 days prior written notice to Agent of such change and (b) any Subsidiary of Parent (other than (i) a Loan Party or (ii) a Subsidiary of a Loan Party, the Stock of which is pledged pursuant to any Loan Document) may change its organizational identification number, jurisdiction of organization or organizational identity upon at least 10 days prior written notice to Agent of such change.

6.6 Nature of Business.

(a) Make any change in the nature of its or their business as described in Schedule 6.6 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided that Parent and its Subsidiaries may engage in any business that is reasonably related or ancillary to its or their business.

(b) Designate any Subsidiary as an “Unrestricted Subsidiary” under the Indentures without the prior written consent of Agent.

(c) Permit (i) any Inactive Subsidiary to (A) have any material operations or conduct any material business, (B) own any material assets or (C) incur any material liabilities or (ii) the Inactive Subsidiaries taken as a whole to (A) own assets with a fair market value in excess of $250,000 or (B) have liabilities in an aggregate amount in excess of $250,000.

6.7 Prepayments and Amendments.

(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness issued pursuant to the Senior Floating Rate Notes Indenture in connection with the conversion of such Indebtedness to Stock of Parent (other than Prohibited Preferred Stock) so long as (x) such conversion is on terms and conditions reasonably satisfactory to Agent, (y) no Default or Event of Default shall have occurred and be continuing either before or after giving effect thereto, and (z) such conversion would not result in materially adverse tax consequences to Parent or any of its Subsidiaries, and (D) optional prepayments or redemptions by a non-Loan Party to a Loan Party of intercompany loans made by a Loan Party to a non-Loan Party,

(ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions, other than Indebtedness issued pursuant to the Senior Subordinated Notes Indenture in connection with the conversion of such Indebtedness to Stock of Parent (other than Prohibited Preferred Stock) so long as (A) no Default or Event of Default shall have occurred and be continuing either before or after giving effect thereto, and (B) Borrowers have Excess Availability of not less than $15,000,000 both before and after giving effect thereto, or

(iii) make any payment on account of Indebtedness owing to any Inactive Subsidiary, or

(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 6.1 other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (f), (h) and (i) of the definition of Permitted Indebtedness and (D) Indebtedness permitted under clause (l) of the definition of Permitted Indebtedness in connection with Permitted Indenture Amendments,

(ii) any Material Contract except (A) to the extent that such amendment, modification, alteration, increase, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders or (B) amendments, modifications or changes to the license agreements set forth on Schedule P-1 in connection with Permitted Dispositions under clause (j) of the definition of Permitted Dispositions,

(iii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders, or

(iv) the Recapitalization Support Agreement or the FRN Support Agreement if the effect thereof, either individually or in the aggregate, could reasonably (in the reasonable business judgment of Agent) be expected to be adverse to the interests of the Lenders in any material respect.

6.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9 Distributions. Make any distribution, declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of Parent’s or any of its Subsidiaries’ Stock, of any class, whether now or hereafter outstanding; provided, however, that, so long as it is permitted by applicable law and made in accordance with the Budget (after giving effect to any Permitted Deviation therefrom),

(i) any Loan Party may make distributions and declare and pay dividends to another Loan Party,

(ii) any Subsidiary of Parent that is not a Loan Party may make distributions to and declare and pay dividends to a Loan Party or another Subsidiary of Parent that is not a Loan party,

(iii) [reserved],

(iv) any Loan Party may issue Stock to, or acquire, redeem, or retire any of the Stock of, any other Loan Party, of any class, whether now or hereafter outstanding, and

(v) any Subsidiary of Parent that is not a Loan Party may issue Stock to, or acquire, redeem, or retire any of the Stock of, any other Subsidiary of Parent that is not a Loan Party, of any class, whether now or hereafter outstanding.

6.10 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.11 Investments.

(a) Except for Permitted Investments made in accordance with the Budget, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that (other than (a) an aggregate amount of not more than $100,000 at any one time, in the case of Parent and its Subsidiaries (other than those that are CFCs), (b) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for Parent’s or its Subsidiaries’ employees, and (c) an aggregate amount of not more than $12,000,000 at any one time (in each case, calculated at current exchange rates), in the case of Subsidiaries of Parent that are CFCs) Parent and its Subsidiaries shall not have Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless Parent or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements with Agent governing such Permitted Investments in order to perfect (and further establish) Agent’s Liens in such Permitted Investments. Subject to the foregoing proviso, Parent shall not and shall not permit its Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

(b) Each Loan Party shall (i) request in writing and otherwise take such commercially reasonable steps to ensure that all of its Account Debtors forward payment of the amounts owed by them directly to a Deposit Account or Securities Account subject to a Control Agreement, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to any Loan Party) into a Deposit Account or Securities Account subject to a Control Agreement.

(c) Each Control Agreement shall provide, among other things, that (i) the depository will comply with any instructions originated by Agent directing the disposition of the funds in such Deposit Account or Securities Account without further consent by the applicable Loan Party, (ii) depository has no rights of setoff or recoupment or any other claim against the applicable Securities Account or Deposit Account other than for payment of its service fees and other charges directly related to the administration of such Securities Account or Deposit Account and for returned checks or other items of payment, and (iii) the depository will forward by daily sweep all amounts in the applicable Deposit Account or Securities Account to the Agent’s Account for application to the Pre-Petition Obligations outstanding under the Pre-Petition Credit Facility (or, in the case of Letters of Credit (as defined therein) or Bank Products (as defined therein) outstanding thereunder, providing Letter of Credit Collateralization (as defined therein)) and the Obligations outstanding under this Agreement in accordance with the terms of this Agreement; provided that after the date that the Pre-Petition Obligations outstanding under the Pre-Petition Credit Facility shall have been paid in full, and so long as no Default or Event of Default has occurred and is continuing, Agent shall instruct each applicable depository to comply with instructions directing disposition of funds in the applicable Deposit Account or Securities Account originated by the applicable Loan Party until such time as Depository shall have received further instructions (the “Further Instructions”) from Agent to no longer comply with instructions directing disposition of funds in the applicable Deposit Account or Securities Account originated by the applicable Loan Party and to comply solely with any instructions originated by Agent directing the disposition of the funds in such Deposit Account or Securities Account without further consent by the applicable Loan Party (it being agreed and understood that Agent shall not issue Further Instructions unless an Event of Default has occurred and is continuing).

6.12 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Parent or any of its Subsidiaries except for:

(a) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Parent or its Subsidiaries, on the one hand, and any Affiliate of Parent or its Subsidiaries, on the other hand, so long as such transactions (i) are upon fair and reasonable terms, (ii) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Parent or its Subsidiaries in excess of $500,000 for any single transaction or series of related transactions, and (iii) are no less favorable, taken as a whole, to Parent or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b) so long as it has been approved by Parent’s Board of Directors in accordance with applicable law, any indemnity provided for the benefit of directors of Parent,

(c) so long as it has been approved by Parent’s Board of Directors, the payment of reasonable fees, compensation, or employee benefit arrangements to employees, officers, and outside directors of Parent in the ordinary course of business and consistent with industry practice, and

(d) transactions permitted by Section 6.9, or any Permitted Intercompany Advance.

Notwithstanding the foregoing, each transaction permitted under this Section 6.12 must be made in accordance with the Budget (after giving effect to any Permitted Deviation therefrom).

6.13 Use of Proceeds. Use the proceeds of the Advances other than in accordance with Section 4.32.

6.14 Classification of Obligations. Classify any “Indebtedness” (as defined in the Indentures) of Parent or any of its Subsidiaries (other than Indebtedness constituting Obligations) as “Indebtedness” (as defined in the Indentures) under Section 4.09(b)(13) of the Senior Subordinated Notes Indenture or Section 4.09(b)(1) of the Senior Floating Rate Notes Indenture; provided that Parent may so classify Indebtedness in an amount, at any date, not to exceed the aggregate principal amount of permanent reductions in the Revolver Commitments and the Maximum Revolver Amount made prior to such date so long as no later than 5 Business Days prior to such classification of Indebtedness, Agent shall have received a certificate of the Chief Financial Officer of Parent, certifying that the representations in Section 4.24(d) are true and correct before and after giving effect to such classification.

6.15 Consignments. Consign any of its or their Inventory or sell any of its or their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale (other than customer returns in accordance with its standard return policy (as in effect on the Agreement Effective Date) in the ordinary course of business) provided, however, that the Loan Parties may consign Inventory consisting solely of Option™ IVC Filters so long as (a) the aggregate book value of such Inventory consigned to any single customer shall not exceed $15,000 at any time, (b) the aggregate book value of such Inventory consigned to all customers shall not exceed $1,000,000 at any time and (c) other than with respect to Inventory having an aggregate book value not to exceed $100,000, Administrative Borrower shall have delivered a copy of (i) an Option™ IVC Filter Addendum to Agreement, substantially in the form of Exhibit C-2 to this Agreement (the “Consignment Addendum”); (ii) an agreement that contains all of the terms and conditions of the Consignment Addendum, together with other terms and conditions agreed to by the applicable Loan Party and the applicable customer that do not conflict with the terms and conditions of the Consignment Addendum; or (iii) an agreement or addendum in form and substance otherwise acceptable to Agent in its Permitted Discretion (which acceptance shall be evidenced by a writing), in each case, duly executed by the applicable Loan Party and the applicable customer.

6.16 Inventory and Equipment with Bailees. Store the Inventory or Equipment of any Loan Party or any of its Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party,

unless the applicable Loan Party or Subsidiary uses commercially reasonable efforts to deliver to Agent a Collateral Access Agreement prior to storing such Inventory or Equipment at such location or as promptly as practicable thereafter.

6.17 Bankruptcy Court Orders; Administrative Priority; Lien Priority; Payment of Claims.

(a) At any time, seek, consent to or suffer to exist any reversal, modification, amendment, stay or vacation of any of the Bankruptcy Court Orders, except for modifications and amendments agreed to by Agent and the Lenders;

(b) at any time, suffer to exist any Lien on the Collateral, including, without limitation, any administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c) 726 and 1114 of the United States Bankruptcy Code having a priority equal or superior to the Lien in favor of Agent, Bank Product Providers and the Lenders in respect of the Collateral, except for Permitted Priority Liens;

(c) prior to the date on which the Pre-Petition Obligations under the Pre-Petition Credit Facility and the Obligations under this Agreement have been paid in full in cash, Borrowers and any DIP Guarantor shall not pay any claims for goods and services provided to any Borrower or any DIP Guarantor after the Filing Date except (i) Obligations due and payable hereunder, and (ii) to the extent consistent with the Budget (after giving effect to any Permitted Deviation therefrom), claims for goods and services incurred in the ordinary course of the business of Borrowers and any DIP Guarantor or their respective Proceedings;

(d) except as otherwise consented to by Agent, neither Borrowers nor any DIP Guarantor shall make any payment pursuant to Section 361 of the United States Bankruptcy Code (or pursuant to any other provision of the United States Bankruptcy Code or the CCAA authorizing adequate protection), whether or not permitted by the Bankruptcy Court Orders, at any time after an Event of Default has occurred and for so long as it is continuing; and

(e) take any other action in the Proceedings adverse to Agent or the Lenders or their rights and remedies under this Agreement or any other Loan Document.

6.18 Limitation on Prepayments of Pre-Petition Obligations. Except as otherwise permitted pursuant to the Bankruptcy Court Orders, as set forth in the Budget, or as consented to by Agent, (a) make any payment or prepayment on or redemption or acquisition for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) of any Pre-Petition Obligations of any Loan Party, in each case, incurred prior to the Filing Date, (b) pay any interest on any Pre-Petition Obligations of any Loan Party (whether in cash, in kind securities or otherwise), or (c) make any payment or create or permit any Lien pursuant to Section 361 of the United States Bankruptcy Code (or pursuant to any other provision of the United States Bankruptcy Code or the CCAA authorizing adequate protection), or apply to any Bankruptcy Court for the authority to do any of the foregoing; provided, that Borrowers and the DIP Guarantors (i) may make payments subject to the Senior Administration Charge and the Senior Directors’ Charge, (ii) may make payments permitted by the “first day” orders and orders approving the assumption of executory contracts and unexpired leases, in each case, and approved by Agent, (iii) may make payments in accordance with the Budget, (iv) may make payments in respect of the Pre-Petition Obligations to the agent and lenders under the Pre-Petition Credit Facility and (v) may make scheduled interest payments in respect of the Senior Floating Rate Notes at the non-default rate set forth in the Senior Floating Rate Notes Indenture (as in effect on the Filing Date), as and when due and payable, so long as (A) no Default or Event of Default has occurred and is continuing (or would occur as a result of such payment), (B) on a pro forma basis, Parent and its Subsidiaries are projected to be in compliance with the financial covenants set forth in Section 7 for the six month period immediately after giving effect to such payment, and (C) Borrowers have Excess Availability plus Qualified Cash of not less than $10,000,000 both before and after giving effect to the making of such payment. In addition, no Loan Party shall permit any of its Subsidiaries to make any payment, redemption or acquisition which such Loan Party is prohibited from making under the provisions of this Section 6.18.

6.19 Lien Investigation. Use proceeds of pre-petition Collateral or proceeds of the Advances hereunder to pay for prosecution of claims against Agent or Lenders or WFCF, as agent and lender under the Pre-Petition Credit Facility.

7.	FINANCIAL COVENANTS.

Parent, each Borrower and each other DIP Guarantor covenants and agrees that, until termination of all of the Revolver Commitments and payment in full of the Obligations, Parent and each Borrower will comply with each of the following financial covenants:

(a) Minimum EBITDA. Achieve EBITDA, measured for each period of twelve (12) consecutive fiscal months of Parent and its Subsidiaries for which the last month ends on a date set forth below, of at least the amount set forth opposite such date:

Applicable Amount	Applicable Date

$15,000,000	December 31, 2010

$15,000,000	January 31, 2011

$15,000,000	February 28, 2011

$15,000,000	March 31, 2011

$15,000,000	April 30, 2011

$15,000,000	May 31, 2011

$15,000,000	June 30, 2011

(b) Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured for each period of twelve (12) consecutive fiscal months of Parent and its Subsidiaries for which the last month ends on a date set forth below, of at least the ratio set forth opposite such date:

Applicable Ratio	Applicable Date

0.36:1.0	December 31, 2010

0.39:1.0	January 31, 2011

0.60:1.0	February 28, 2011

0.37:1.0	March 31, 2011

0.35:1.0	April 30, 2011

0.35:1.0	May 31, 2011

Applicable Ratio	Applicable Date

0.33:1.0	June 30, 2011

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 If any Loan Party fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations, and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;

8.2 If any Loan Party or any of its Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Section 2.21 of this Agreement, (ii) Sections 5.1, 5.2, 5.3(a), 5.6, 5.7, 5.10, 5.11, 5.13, 5.14, 5.18 or 5.19 of this Agreement, (iii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) any Bankruptcy Court Order;

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3(b), 5.4, 5.5, 5.8, 5.12, 5.15 and 5.17 of this Agreement and such failure continues for a period of 10 Business Days after the earlier of (i) the date on which such failure shall first become known to any officer of any Loan Party or any of its Subsidiaries or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent; or

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Loan Party or any of its Subsidiaries or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent;

8.3 If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $1,000,000, or more (excluding the amount of any such judgments, orders or awards to the extent covered by insurance pursuant to which the insurer has acknowledged liability therefor) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and remain unsatisfied and either (a) enforcement proceedings shall have been commenced by and be continuing by any creditor upon any such judgment, order or award, or (b) there shall be a period of 30 consecutive days after entry thereof during which a stay or enforcement of any such judgment, order or award, by reason of a pending appeal or otherwise, shall not be in effect;

8.4 If an Insolvency Proceeding (other than the Proceedings) is commenced by or against a Loan Party or any of its Subsidiaries;

8.5 If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by an order of any Bankruptcy Court or any other court of competent jurisdiction from continuing to conduct all or any material part of its business affairs;

8.6 If there is a default (other than a default by a Debtor, the enforcement of which is stayed by virtue of the filing of the Proceedings) in one or more agreements (including, without limitation, the Indenture Documents) to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $1,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder;

8.7 If any warranty, representation, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8 If the obligation of any Guarantor under this Agreement or any guaranty is limited or terminated by operation of law or by such Guarantor;

8.9 If this Agreement, any Bankruptcy Court Order or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on the Collateral covered thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement;

8.10 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by a Loan Party or its Subsidiaries, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;

8.11 If there is any actual termination, cancellation, limitation of, or modification to or change in, the business relationship between any Loan Party, on the one hand, and any customer or supplier or any group thereof, on the other hand, where such termination, cancellation, limitation of, or modification to or change in, such business relationship could reasonably be expected to result in a Material Adverse Change;

8.12 If (a) there shall occur and be continuing any default (or any comparable term) (other than a default by a Debtor, the enforcement of which is stayed by the Proceedings) by any Loan Party or any of its Subsidiaries under any document evidencing or governing any Indebtedness that has been contractually subordinated in right of payment to the Obligations, (b) any of the Pre-Petition Obligations for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in, any document evidencing or governing any Indebtedness that has been contractually subordinated in right of payment to the Pre-Petition Obligations, (c) any Indebtedness other than the Pre-Petition Obligations shall constitute “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, any document evidencing or governing any Indebtedness that has been contractually subordinated in right of payment to the Pre-Petition Obligations, (d) any holder of any Indebtedness that has been contractually subordinated in right of payment to the Obligations shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Indebtedness (if any) or with the provisions of any applicable subordination agreement in a manner adverse to the interests of the Lender Group, or (e) the subordination provisions (if any) of any document evidencing or governing any Indebtedness that has been contractually subordinated in right of payment to the Obligations shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of such Indebtedness;

8.13 If any Loan Party or any other Person shall take any steps or actions (other than preparation of preliminary legal documentation and similar preparatory actions) to pursue, or provide any notice to any Person that they intend to pursue, a recapitalization of Parent or any of its Subsidiaries, whether pursuant to a plan of arrangement under the Canada Business Corporations Act (Canada) or otherwise, other than in accordance with the Recapitalization Terms (as defined in the Restructuring Support Agreement as in effect on the Agreement Effective Date);

8.14 If any of the terms or conditions of any Plan, Interim Order, Final Order (as each such term is defined in the Restructuring Support Agreement as in effect on the Agreement Effective Date) or other document related thereto are adverse to Agent or the Lender Group in any material respect;

8.15 If either (a) the exchange offer to convert the Indebtedness issued pursuant to the Senior Floating Rate Notes Indenture to new floating rate notes in accordance with the FRN Support Agreement is not initiated on or prior to February 14, 2011; (b) the Plan (as defined in the Recapitalization Support Agreement) shall not have been approved by the Canadian CCAA Court or be in full force and effect prior to April 13, 2011, or (c) all steps contemplated by the Plan are not consummated prior to May 7, 2011;

8.16 If any Loan Party shall effect an exchange of Senior Floating Rate Notes for other Indebtedness other than on terms reasonably satisfactory to Agent and the Lender Group;

8.17 If the Restructuring Support Agreement or the FRN Support Agreement shall be terminated for any reason;

8.18 If any Material Adverse Deviation shall have occurred;

8.19 If (a) any DIP Order shall have been stayed, amended, modified, reversed, vacated or shall have otherwise expired or (b) any other Bankruptcy Court Order is made or otherwise granted, without the consent of Agent and the Lenders under this Agreement or the agent and the lenders under the Pre-Petition Credit Facility;

8.20 If (a) the Initial Order Entry Date shall not have occurred within 3 days of the Filing Date, (b) the US TRO Order shall not have been entered by the US Bankruptcy Court within 7 days of the Filing Date, or (b) the Recognition Order shall not have been granted by the US Bankruptcy Court within 28 days of the Filing Date;

8.21 If an order with respect to any of the Proceedings shall be entered by any Bankruptcy Court appointing, or any Borrower or any DIP Guarantor shall file an assignment in bankruptcy, notice of intention to make a proposal or an application for an order with respect to any Proceedings seeking the appointment of, (a) a trustee under Section 1104 of the United States Bankruptcy Code, (b) an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the United States Bankruptcy Code) under Section 1106(b) of the United States Bankruptcy Code, or (c) a receiver, receiver and manager, interim receiver, trustee in bankruptcy, trustee under a proposal under the Bankruptcy and Insolvency Act (Canada) or similar official, as appointed by the Canadian CCAA Court, US Bankruptcy Court, any other court of competent jurisdiction, by operation of law or otherwise;

8.22 If (a) an order with respect to any of the US Proceedings shall be entered by the US Bankruptcy Court converting the US Case to cases under Chapter 7 or Chapter 11 of the United States Bankruptcy Code, (b) an order with respect to the British Columbia Supreme Court terminating the CCAA Proceedings shall be entered or (c) the US Proceeding is dismissed or terminated;

8.23 If an order shall be granted by any Bankruptcy Court confirming a plan of compromise or arrangement or similar arrangement in any of the Proceedings which does not (a) contain as a condition of the implementation of any such plan, the termination of the Revolver Commitment and payment in full in cash of

(i) all Obligations of Borrowers hereunder and under the other Loan Documents and (ii) all Pre-Petition Obligations of Borrowers under the Pre-Petition Credit Facility, in each case, on or before the effective date of such plan or plans upon granting thereof and (b) provide for the continuation of the Liens granted to (i) Agent for the benefit of Agent, Bank Product Providers and the Lenders hereunder and under the other Loan Documents and (ii) the agent and the lenders under the Pre-Petition Credit Facility and, in each case, the priorities thereof until such plan effective date;

8.24 If an order shall be granted by a Bankruptcy Court dismissing any of the Proceedings which does not contain a provision for termination of the Revolver Commitment and the payment in full in cash of (i) all Obligations of Borrowers hereunder and under the other Loan Documents and (ii) all Pre-Petition Obligations of Borrowers under the Pre-Petition Credit Facility, in each case, upon granting thereof;

8.25 If an order with respect to any of the Proceedings shall be granted by any Bankruptcy Court without the express prior written consent of Agent and the Lenders, (a) to revoke, reverse, stay, modify, supplement or amend any of the Bankruptcy Court Orders, (b) to permit any Lien or claim (now existing or hereafter arising, of any kind or nature whatsoever) to have priority as to the Loan Parties equal or superior to the priority of Agent and the Lenders in respect of the Obligations, except for the Permitted Priority Liens, (c) to grant or permit the grant of a Lien on the Collateral other than a Permitted Lien or (d) to authorize the use of cash collateral by any Person other than Agent;

8.26 If an order shall be granted by any Bankruptcy Court granting relief from the automatic stay of Section 362 of the United States Bankruptcy Code (or any equivalent Section of the CCAA) with respect to Collateral having a value in excess of $1,000,000;

8.27 If an application for any of the orders described in Section 8.22 through Section 8.27 above shall be made by a Person and either (a) such application is not contested by Borrowers and the DIP Guarantors in good faith or (b) the relief requested is granted in an order that is not stayed pending appeal;

8.28 [Reserved];

8.29 If (a) any Loan Party shall attempt to invalidate, reduce or otherwise impair the Agent’s Liens, claims or rights against such Person or to subject any Collateral to assessment pursuant to Section 506(c) of the United States Bankruptcy Code (or any equivalent Section of the CCAA), (b) any of the Agent’s Liens created by this Agreement, any other Loan Document or the Bankruptcy Court Orders shall, for any reason, cease to be valid or (c) any action is commenced by any Person which contests the validity, perfection or enforceability of any of the Agent’s Liens created by any of the Bankruptcy Court Orders, this Agreement, or any other Loan Document; or

8.30 If, without the consent of Agent and the Lenders, (a) any Loan Party (or any Person acting on behalf of a Loan Party) circulates or distributes any plan of reorganization and/or disclosure statement, or draft thereof (or term sheet or similar indicative statements of terms thereof) that does not provide as a pre-condition to the implementation of such plan of reorganization for repayment in full, in cash, of (i) all Obligations hereunder and under the other Loan Documents and (ii) all Pre-Petition Obligations under the Pre-Petition Credit Facility, in each case, at the time of the consummation of such plan or reorganization or (b) there occurs any filing, prosecution, promulgation or other support of a disclosure statement, plan of reorganization or any document supplementing any plan of reorganization that is otherwise adverse to Agent and the Lenders.

9.	RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in each case by five days’ prior written notice to Administrative Borrower and the Monitor and in addition to any other rights or remedies provided for hereunder or under the Bankruptcy Court Orders or any other Loan Document or by applicable law, do any one or more of the following on behalf of the Lender Group:

(a) declare the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable; and

(b) declare the Revolver Commitments terminated, whereupon the Revolver Commitments shall immediately be terminated together with any obligation of any Lender hereunder to make Advances and the obligation of the Issuing Lender to issue Letters of Credit.

The Loan Parties expressly authorize Agent to take each of the foregoing actions without further notice (other than the five days’ prior written notice to Administrative Borrower and the Monitor set forth above) of, or application to, any Bankruptcy Court, and in connection with the exercise of such rights and remedies, Agent shall have relief from the automatic stay imposed by any Bankruptcy Court, including, without limitation, relief from the automatic stay imposed by the any Bankruptcy Court, without further notice or order, to foreclosure on all or any portion of the Collateral or otherwise exercise remedies against the Collateral permitted by this Agreement, the Bankruptcy Court Orders, the other Loan Documents and other non-bankruptcy law, including, without limitation, (i) the exercise of rights of setoff and the maintenance of cash collateral with respect to the Letters of Credit and Bank Product Obligations and (ii) subject to the terms of the Initial Order, the cessation of Borrowers’ right, if any, to use cash collateral (it being understood and agreed that, subject to the terms of the Initial Order, upon the occurrence and during the continuance of any Event of Default, or upon the maturity of the Obligations, no Borrower shall have any right to use or seek to use any cash collateral (as that term is defined in Section 363(a) of the United States Bankruptcy Code or any equivalent Section of the CCAA) in which Agent, any Lender or any Bank Product Provider has an interest).

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4, Section 8.5, Section 8.22 or Section 8.23, in addition to the remedies set forth above, (A) without any notice to any Loan Party or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and (B) upon five days’ prior written notice to the Administrative Borrower and the Monitor, but without any further notice to any Loan Party or any other Person or any act by the Lender Group, the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Parent and Borrowers.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, the PPSA, the Bankruptcy Code or otherwise by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION; RELEASE.

10.1 Demand; Protest; etc. Parent and each Borrower waives presentment, demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Loan Party may in any way be liable and all other requirements of any kind.

10.2 The Lender Group’s Liability for Collateral. Parent and each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code or other Applicable Law, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3 Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys (other than allocated costs of internal counsel), experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s and its Subsidiaries’ compliance with the terms of the Loan Documents (other than disputes solely between the Lenders), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Parent or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities and Costs or Remedial Actions related in any way to any such assets or properties of Parent or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

10.4 Release. Parent and each Loan Party may have certain Claims against the Released Parties, as those terms are defined below, regarding or relating to the Pre-Petition Credit Facility or the other Loan Documents (as defined in the Pre-Petition Credit Facility). The agent and lenders under the Pre-Petition Credit Facility, and each Loan Party desires to resolve each and every one of such Claims in conjunction with the execution of this Agreement and thus each Loan Party makes the releases contained in this Section 10.4. In consideration of Agent and the Lenders entering into this Agreement, each Loan Party hereby fully and unconditionally releases and forever discharges each of Agent and the Lenders (in their capacities as such under the Pre-Petition Credit Facility), and their respective directors, officers, employees, subsidiaries, Affiliates, attorneys, agents and representatives, (collectively, in their capacities as such under the Pre-Petition Credit Facility, the “Released Parties”), of and from any and all claims, allegations, causes of action, costs or demands and liabilities, of whatever kind or nature, up to and including the date on which this Agreement is executed, whether known or unknown, liquidated or unliquidated, fixed or contingent, asserted or unasserted, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, anticipated or unanticipated, which any Loan Party has, had, claims to have had or hereafter claims to have against the Released Parties by reason of any act or omission on the part of the Released Parties, or any of them, occurring prior to the date on which this Agreement is executed, including all such loss or damage of any kind heretofore sustained or that may arise as a consequence of the dealings among the parties up to and including the date on which this Agreement is executed, regarding or relating to the Pre-Petition Credit Facility, any of the Loan Documents (as defined in Pre-Petition Credit Facility), the borrowing thereunder or any of the other Obligations (as defined in Pre-Petition Credit Facility), including administration or enforcement thereof (collectively, the “Claims”). Each Loan Party represents and warrants that it has no knowledge of any Claim by it against the Released Parties or of any facts or acts of omissions of the Released Parties which on the date hereof would be the basis of a Claim by such Person against the Released Parties which is not released hereby. Each Loan Party represents and warrants that the foregoing constitutes a full and complete release of all Claims.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Administrative Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Administrative Borrower:	ANGIOTECH PHARMACEUTICALS, INC.
1618 Station Street
Vancouver, B.C. V6A 1B6
Attn: Chief Financial Officer
Fax No.: (604) 221-6915

with copies to:	WILLKIE FARR & GALLAGHER LLP
787 Seventh Avenue
New York, New York 10019
Attn: Jeffrey M. Goldfarb
Fax No.: (212) 728-9507

If to Agent:	WELLS FARGO CAPITAL FINANCE, LLC
1100 Abernathy Road, Suite 1600
Atlanta, Georgia 30328
Attn: Business Finance Manager
Fax No.: (770) 804-0785

with copies to:	SCHULTE ROTH & ZABEL LLP
919 Third Avenue
New York, New York 10022
Attention: Michael M. Mezzacappa
Fax No.: (212) 593-5955

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening on business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA (INCLUDING THE UNITED STATES BANKRUPTCY CODE), IT BEING THE INTENT OF THE PARTIES THAT FEDERAL LAW SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO WITHOUT REGARD TO THE APPLICATION OF ANY PROVISION OF STATE LAW. TO THE EXTENT THAT FEDERAL LAW WOULD APPLY THE LAW OF ANY STATE AS THE FEDERAL RULE FOR THE PURPOSES OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE PARTIES AGREE THAT THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL BE USED TO SUPPLEMENT APPLICABLE FEDERAL LAW.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE US BANKRUPTCY COURT; PROVIDED, HOWEVER, THAT, UPON APPROVAL OF THE US BANKRUPTCY COURT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE BANKRUPTCY COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE BANKRUPTCY COURT.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) With the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, any Lender may assign and delegate to one or more assignees (each an “Assignee”; provided that no Loan Party, or Affiliate of a Loan Party shall be permitted to become an Assignee) all or any portion of the Obligations, the Revolver Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless waived by Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500.

(b) From and after the date that Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation among Borrowers, the assigning Lender, and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a) of this Agreement.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolver Commitments arising therefrom. The Revolver Commitment allocated to each Assignee shall reduce such Revolver Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Revolver Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Revolver Commitment, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Parent or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that neither Parent nor any Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Parent or any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by Parent or any Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Parent or any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders), Parent and Administrative Borrower (on behalf of all Borrowers) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and Parent and Administrative Borrower (on behalf of all Borrowers), do any of the following:

(i) increase the amount of or extend the expiration date of any Revolver Commitment of any Lender,

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v) other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(vi) change the definition of “Required Lenders” or “Pro Rata Share”,

(vii) contractually subordinate any of Agent’s Liens or modify, waive or subordinate the super priority claim status of the Obligations (except as permitted in this Agreement and the other Loan Documents),

(viii) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(ix) amend any of the provisions of Section 2.4(b)(i) or (ii) or Section 2.4(e) or (f),

(x) amend Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee, or

(xi) change the definition of (A) Budget or (B) Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Domestic Accounts, Eligible Foreign Accounts, and Eligible Inventory) that are used in such definition, in each case, to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c).

(b) No amendment, waiver, modification, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Administrative Borrower (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Administrative Borrower, and the Required Lenders.

(c) No amendment, waiver, modification, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Administrative Borrower, and the Required Lenders.

(d) No amendment, waiver, modification, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Administrative Borrower, and the Required Lenders.

(e) Anything in this Section 14.1 to the contrary notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Parent or any Borrower, shall not require consent by or the agreement of Parent or any Borrower.

14.2 Replacement of Holdout Lender.

(a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders and if such action has received the consent, authorization, or agreement of the Required Lenders but not all of the Lenders, then Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender (a “Holdout Lender”) that failed to give its consent, authorization, or agreement with one or more Replacement Lenders, and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Revolver Commitment, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Parent and each Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFCF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 15. The provisions of this Section 15 are solely for the benefit of Agent and the Lenders, and Parent and its Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFCF is merely the representative of the Lenders, and only has the contractual duties set forth herein and in the other Loan Documents. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Parent and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Parent and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.

15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not any Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Parent and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8 Agent in Individual Capacity. WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFCF or its Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFCF in its individual capacity.

15.9 Successor Agent. Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Administrative Borrower (unless such notice is waived by Administrative Borrower). If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders. If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit or make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Administrative Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders, with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11 Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Revolver Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Parent or its Subsidiaries owned no interest at the time Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Parent or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

15.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any deposit accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.16 Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting Parent or its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of Parent’s and its Subsidiaries’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or its Subsidiaries to Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Revolver Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Revolver Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Revolver Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.	WITHHOLDING TAXES.

(a) All payments made by any Loan Party hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, each Loan Party shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed, each Loan Party agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Loan Parties shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Each Loan Party will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers.

(b) Each Loan Party agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

(c) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Loan Party (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Loan Party within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section 16(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Loan Parties to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16(c) or 16(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16(c) or 16(d), if applicable. Loan Parties agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Revolver Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(f) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (c) or (d) of this Section 16 are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(g) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(h) If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to such Loan Party (but only to the extent of payments made, or additional amounts paid, by such Loan Party under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that such Loan Party, upon the request of Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Credit Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to any Loan Party or any other Person.

(i) Each Loan Party shall indemnify and hold harmless each Lender (including for purposes of this section any Participant) and Agent (and, in the case of any Lender or Agent that is a partnership or other “flow-through” entity for tax purposes, each beneficial owner thereof (each, a “Beneficial Owner”)) for the full amount of Taxes that arise from any payment made hereunder or under any of the Loan Documents and Other Taxes imposed on or paid by such Person and any liability (including penalties, interest and expenses) arising from or with respect to such taxes, whether or not they were correctly or legally asserted. In addition, each Loan Party shall indemnify Lenders and Agent (and their Beneficial Owners) for any taxes based on or measured by the overall net income of Lenders or Agent (or their Beneficial Owners) (“Net Income Taxes”) imposed by any jurisdiction on or with respect to any increased amount payable by any Borrower under this Section 16. Payment under this indemnification shall be made within 30 days from the date Agent or the relevant Lender makes written demand for it. A certificate containing reasonable detail as to the amount of such Taxes, Other Taxes or Net Income Taxes submitted to Administrative Borrower by Agent or the relevant Lender shall be conclusive evidence, absent manifest error, of the amount due from Loan Parties to Agent or such Lender (or their Beneficial Owners).

(j) The provisions of this Section 16 shall survive the termination of the Agreement and the repayment of all Obligations.

17.	GENERAL PROVISIONS.

17.1 [Reserved].

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution.

17.6 Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or any Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any provincial, state or federal law relating to creditors’ rights, including provisions of any Insolvency Statute relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or Guarantors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9 Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product

Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (iv) as may be agreed to in writing by Administrative Borrower or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (vi) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that any such assignee, participant, or pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (vii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 17.9(a) shall survive for 2 years after the payment in full of the Obligations.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.

17.10 Lender Group Expenses. Borrowers agree to pay any and all Lender Group Expenses promptly after demand therefor by Agent and agrees that their obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11 USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Parent and each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Parent and each of its Subsidiaries, which information includes the name and address of Parent and each of its Subsidiaries and other information that will allow such Lender to identify Parent and each of its Subsidiaries in accordance with the Patriot Act.

17.12 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.13 Parallel Debt Obligation.

(a) Each Loan Party hereby agrees and covenants with Agent by way of an acknowledgment of debt that it shall pay (the “Parallel Obligations”) to Agent sums equal to, and in the currency of, the obligations owing by such Loan Party under the Loan Documents (the “Principal Obligations”) as and when the same fall due for payment under the Loan Documents.

(b) Agent shall have its own independent right to demand payment of the Parallel Obligations by the Loan Parties (such demand to be made in accordance with, and only in the circumstances permitted under, the Loan Documents and only if permitted by this Agreement). The rights of the Loan Parties (other than Agent) or any person which a Loan Party represents to receive payment of the Principal Obligations are several from the rights of Agent to receive payment of the Parallel Obligations provided that the payment by a Loan Party of its Parallel Obligations to Agent in accordance with this Section 17.13 (Parallel Debt Obligation) shall be a good discharge of the corresponding Principal Obligations and the payment by a Loan Party of its Principal Obligations in accordance with the provisions of the Loan Documents shall be a good discharge of the corresponding Parallel Obligations. In the event of a good discharge of any Principal Obligations, Agent shall not be entitled to demand payment of the corresponding Parallel Obligations and such Parallel Obligations shall be discharged to the same extent. In the event of a good discharge of any Parallel Obligations, the Loan Parties or any person which a Loan Party represents shall not be entitled to demand payment of the corresponding Principal Obligations and such Principal Obligations shall be discharged to the same extent.

17.14 Angiotech Pharmaceuticals (US), Inc. as Agent for Borrowers. Each Borrower hereby irrevocably appoints Angiotech Pharmaceuticals (US), Inc. as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes Administrative Borrower (i) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that the Lender Group shall not incur liability to any Borrower or any other Person as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.14 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.15 Judgment Currency.

(a) This is an international financial transaction in which the specification of a currency and payment is of the essence. Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Loan Document, and all such payments shall be made to Agent’s Account in immediately available funds. To the fullest extent permitted by applicable law, the Obligations or Debtor Guaranteed Obligations, as applicable, of each Loan Party to Agent and the Lenders under this Agreement and under the other Loan Documents shall not be discharged by any amount paid in any other currency or in any other manner than to Agent’s Account to the extent that the amount so paid after conversion under this Agreement and transfer to Agent’s Account, as applicable, does not yield the amount of Dollars with respect to Obligations or Debtor Guaranteed Obligations, as the case may be, due under this Agreement and under the other Loan Documents. If, for the purposes of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction in connection with this Agreement or any Loan Document, it becomes necessary to convert into any other currency (such other currency being referred to as the “Judgment Currency”) an amount due under this Agreement or any Loan Document in Dollars other than Judgment Currency, the conversion shall be made at the Exchange Rate prevailing on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that would give effect to such conversion being made on such date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 17.15 being hereinafter referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in subsection (a) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any and in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(c) Any amount due from any Loan Party under this Section 17.15 shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement or any Loan Document.

(d) Where any amount is denominated in Dollars under this Agreement but requires for its determination an amount which is denominated in a Foreign Currency, such amounts shall be converted to the Dollar Equivalent thereof based on the Exchange Rate for such Foreign Currency on the date of determination.

17.16 Anti-Money Laundering Legislation.

(a) Each Loan Party acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Agent may be required to obtain, verify and record information regarding such Loan Party, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Loan Party, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent, or any prospective assignee or participant of a Lender or Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If Agent has ascertained the identity of a Loan Party or any authorized signatories of such Loan Party for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that Agent has no obligation to ascertain the identity of a Loan Party or any authorized signatories of a Loan Party on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from a Loan Party or any such authorized signatory in doing so.

17.17 Parties Including Trustees; Bankruptcy Court Proceedings. This Agreement, the other Loan Documents, and all Liens created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Loan Party, the estate of each Loan Party, and any trustee or successor in interest of any Loan Party in any Proceeding or any subsequent case commenced or assignment or application made under any Insolvency Statute or any other bankruptcy or insolvency laws, and shall not be subject to Section 365 of the United States Bankruptcy Code or Sections 11.3 and 32 of the CCAA. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Agent and the Lenders and their respective assigns, transferees and endorsees. The Agent’s Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Proceeding or any other bankruptcy case of any Loan Party to a case under Chapter 7 or Chapter 11 of the United States Bankruptcy Code, or in the event of a bankruptcy order or assignment in bankruptcy or similar relief being obtained by or against any Loan Party, or in the event of dismissal of any

Proceeding or the release of any Collateral from the jurisdiction of any Bankruptcy Court for any reason, without the necessity that Agent or any of the Lenders file financing statements or otherwise perfect its Liens under applicable law.

17.18 Party in Interest. Each Loan Party hereby stipulates and agrees that Agent, the Lender Group and the Bank Product Providers are and shall remain parties in interest in the Proceedings and shall have the right to participate, object and be heard in any motion or proceeding in connection therewith. Without limitation of the foregoing, Agent shall have the right to make any motion or raise any objection it deems to be in its, the Lender Group’s or the Bank Product Providers’ interest (specifically including but not limited to objections to use of proceeds of the Advances, to payment of professional fees and expenses or the amount thereof, to sales or other transactions outside the ordinary course of business or to assumption or rejection of any executory contract or lease).

17.19 Specified Permitted Liens. Notwithstanding anything to the contrary in this Agreement or any other Loan Document. Agent reserves the right to challenge the validity, perfection, priority and extent of all Permitted Liens and no reference to any Permitted Lien herein or in any other Loan Document shall prejudice any rights or claims of Agent and/or the Lenders in any manner whatsoever.

18.	GUARANTY.

18.1 DIP Guaranty. Each DIP Guarantor hereby unconditionally and irrevocably jointly and severally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of Borrowers now or hereafter existing under any Loan Document, whether for principal, interest fees, expenses or otherwise (such obligations, to the extent not paid by Borrowers, being the “Debtor Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by Agent and the Lender Group in enforcing any rights under the guaranty set forth in this Section. The guarantee by each DIP Guarantor of the Debtor Guaranteed Obligations is a joint and several obligation of each DIP Guarantor.

18.2 DIP Guaranty Absolute. Each DIP Guarantor guarantees that the Debtor Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Agent or the Lenders with respect thereto. The obligations of each DIP Guarantor under this Section are independent of the Debtor Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each DIP Guarantor to enforce such obligations, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. The liability of each DIP Guarantor under this Section shall be continuing, irrevocable, absolute and unconditional. The Debtor Guaranteed Obligations of each DIP Guarantor shall remain effective despite, and shall not be released, exonerated, discharged, diminished, subjected to defence, limited or in any way affected by, anything done, omitted to be done, suffered or permitted by Agent or the Lender Group, any Borrower, any other DIP Guarantor or any other Person, or by any other matter, act, omission, circumstance, development or other thing of any nature, kind or description, other than the due payment and performance in full of all of the Debtor Guaranteed Obligations of such DIP Guarantor. Without limiting the generality of the foregoing, each DIP Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Debtor Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Debtor Guaranteed Obligations resulting from the extension of additional credit to any Borrower or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Debtor Guaranteed Obligations;

(d) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Borrower; or

(e) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Agent, or the Lenders that might otherwise constitute a defense available to, or a discharge of, any DIP Guarantor, any Borrower or any other guarantor or surety.

This Section shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Debtor Guaranteed Obligations is rescinded or must otherwise be returned by Agent or the Lenders or any other Person, all as though such payment had not been made.

18.3 Waiver. Each DIP Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Debtor Guaranteed Obligations and this Section and any requirement that Agent, or the Lenders exhaust any right or take any action against any Borrower or any other Person or any Collateral. Each DIP Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 18.3 is knowingly made in contemplation of such benefits. Each DIP Guarantor hereby waives any right to revoke this Section, and acknowledges that this Section is continuing in nature and applies to all Debtor Guaranteed Obligations, whether existing now or in the future.

18.4 Continuing DIP Guaranty; Assignments. This Section is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Debtor Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Section and the Maturity Date, (b) be binding upon each DIP Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by Agent, the Lenders and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Revolver Commitment, its loans, owing to it and any note held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case, as provided in Section 13.

18.5 Subrogation. No DIP Guarantor will exercise any rights that it may now or hereafter acquire against any Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of such DIP Guarantor’s obligations under this Section, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent and the Lenders against any Borrower or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Borrowers or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Debtor Guaranteed Obligations and all other amounts payable under this Section shall have been paid in full in cash and the Maturity Date shall have occurred. If any amount shall be paid to any DIP Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Debtor Guaranteed Obligations and all other amounts payable under this Section and the Maturity Date, such amount shall be held in trust for the benefit of Agent and the Lenders and shall forthwith be paid to Agent and the Lenders to be credited and applied to the Debtor Guaranteed Obligations and all other amounts payable under this Section, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Debtor Guaranteed Obligations or other amounts payable under this Section thereafter arising. If (a) any DIP Guarantor shall make payment to Agent and the Lenders of all or any part of the Debtor Guaranteed

Obligations, (b) all of the Debtor Guaranteed Obligations and all other amounts payable under this Section shall be paid in full in cash and (c) the Maturity Date shall have occurred, Agent and the Lenders will, at such DIP Guarantor’s request and expense, execute and deliver to such DIP Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such DIP Guarantor of an interest in the Debtor Guaranteed Obligations resulting from such payment by such DIP Guarantor.

18.6 Taxes. All payments to be made by any DIP Guarantor under this Section 18 shall be made without set-off, compensation, deduction or counterclaim and without deduction for any taxes, levies, duties, fees, deductions, withholdings, restrictions or conditions of any nature whatsoever. If at any time any applicable law requires any DIP Guarantor to make any such deduction or withholding from any such payment, the sum due from such DIP Guarantor with respect to such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Agent receives a net sum equal to the sum which it would have received had no deduction or withholding been required.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

ANGIOTECH PHARMACEUTICALS, INC., as a Debtor and a Debtor-in-Possession, as Parent and as a DIP Guarantor

By:	/s/ David D. McMasters
Title:	General Counsel

AFMEDICA, INC., as a Debtor and a Debtor-in Possession, as a Borrower

By:	/s/ David D. McMasters
Title:	Authorized Signatory

AMERICAN MEDICAL INSTRUMENTS HOLDINGS, INC., as a Debtor and a Debtor-in Possession, as a Borrower

By:	/s/ David D. McMasters
Title:	Authorized Signatory

ANGIOTECH AMERICA, INC., as a Debtor and a Debtor-in Possession, as a Borrower

By:	/s/ David D. McMasters
Title:	Authorized Signatory

ANGIOTECH BIOCOATINGS CORP., as a Debtor and a Debtor-in Possession, as a Borrower

By:	/s/ David D. McMasters
Title:	Authorized Signatory

DIP Credit Agreement

ANGIOTECH FLORIDA HOLDINGS, INC., as a Debtor and a Debtor-in Possession, as a Borrower

By:	/s/ David D. McMasters
Title:	Authorized Signatory

ANGIOTECH PHARMACEUTICALS (US), INC., as a Debtor and a Debtor-in Possession, as a Borrower

By:	/s/ David D. McMasters
Title:	Authorized Signatory

B.G. SULZLE, INC., as a Debtor and a Debtor-in Possession, as a Borrower

By:	/s/ David D. McMasters
Title:	Authorized Signatory

MANAN MEDICAL PRODUCTS, INC., as a Debtor and a Debtor-in Possession, as a Borrower

By:	/s/ David D. McMasters
Title:	Authorized Signatory

MEDICAL DEVICE TECHNOLOGIES, INC., as a Debtor and a Debtor-in Possession, as a Borrower

By:	/s/ David D. McMasters
Title:	Authorized Signatory

DIP Credit Agreement

NEUCOLL, INC., as a Debtor and a Debtor-in Possession, as a Borrower

By:	/s/ David D. McMasters
Title:	Authorized Signatory

QUILL MEDICAL, INC., as a Debtor and a Debtor-in Possession, as a Borrower

By:	/s/ David D. McMasters
Title:	Authorized Signatory

SURGICAL SPECIALTIES CORPORATION, as a Debtor and a Debtor-in Possession, as a Borrower

By:	/s/ David D. McMasters
Title:	Authorized Signatory

0741693 BRITISH COLUMBIA LTD., as a Debtor and a Debtor-in Possession, as a DIP Guarantor

By:	/s/ David D. McMasters
Title:	Authorized Signatory

ANGIOTECH DELAWARE, INC., as a Debtor and a Debtor-in Possession, as a DIP Guarantor

By:	/s/ David D. McMasters
Title:	Authorized Signatory

DIP Credit Agreement

ANGIOTECH INTERNATIONAL HOLDINGS, CORP., as a Debtor and a Debtor-in Possession, as a DIP Guarantor

By:	/s/ David D. McMasters
Title:	Authorized Signatory

DIP Credit Agreement

WELLS FARGO CAPITAL FINANCE, LLC, as Agent and as a Lender

By:	/s/ Dennis Rebman
Title:	Vice President

DIP Credit Agreement

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Parent or its Subsidiaries.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Administration Charge Reserve” means a reserve in an amount equal to the maximum amount of the Senior Administration Charge.

“Administrative Borrower” has the meaning specified therefor in Section 17.14 of the Agreement.

“Advances” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definitions of Eligible Domestic Accounts and Eligible Foreign Accounts and Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by Parent or its Subsidiaries to Agent under the Loan Documents and the Bankruptcy Court Orders.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Agreement Effective Date” has the meaning specified therefor in Part 1 Schedule 3.1.

“Applicable Law” means, in the context that refers to one or more Persons, those laws that apply to that Person or Persons or its or their business, undertaking, property or securities.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Appraised Value” means the net orderly liquidation value (net of liquidation expenses) of any Equipment or the market value “as is” of any Real Property Collateral, in each case, determined by the most recent appraisal thereof performed by a qualified independent appraiser acceptable to Agent, in form and substance satisfactory to Agent, which appraisal, in the case of any Real Property Collateral, shall assume a marketing time not to exceed twelve (12) months.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any one of the individuals identified on Schedule A-2.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to the then outstanding principal amount of all Obligations (other than Bank Product Obligations).

“Average Excess Availability” means, as of any date of determination, the average of the Excess Availability for the 30 day period prior to the date of determination.

“Avoidance Actions” means all causes of action arising under Sections 542, 544, 545, 547, 548, 549, 550, 551, 553(b) or 724(a) of the United States Bankruptcy Code and any proceeds therefrom.

“Avoided Payment” has the meaning specified therefor in Section 2.4(d)(ix).

“Bank Product” means any financial accommodation extended to Parent or its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Parent or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Products.

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Parent or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all amounts that Parent or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Parent or its Subsidiaries.

“Bank Product Provider” means Wells Fargo or any of its Affiliates.

“Bank Product Reserve” means, as of any date of determination, the amount of reserves that Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure of Parent and its Subsidiaries in respect of Bank Products) in respect of Bank Products then provided or outstanding.

“Bankruptcy Court” has the meaning specified therefor in the recitals to the Agreement.

“Bankruptcy Court Orders” means the Initial Order, any other CCAA Order, the US Orders, the Other Recognition Orders and any other order of the US Bankruptcy Court or any other court of competent jurisdiction recognizing any relief granted in the CCAA Proceedings.

“Base LIBOR Rate” means the greater of (a) 2.25 percent per annum, and (b) the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means the greatest of (a) 4.00 percent per annum, (b) the Federal Funds Rate plus  1/2%, (c) the Base LIBOR Rate plus 1.00% and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a Base Rate Loan), the applicable margin set forth in the following table that correspond to the most recent Average Excess Availability calculation performed by Agent (the “Average Excess Availability Calculation”); provided, however, that (a) for the period from the Agreement Effective Date through the date Agent performs the Average Excess Availability Calculation in respect of the testing period ending March 31, 2011 and (b) at any time that a Default or Event of Default shall have occurred and be continuing, the Base Rate Margin shall be at the margin in the row styled “Level I”:

Level	Average Excess Availability Calculation	Base Rate Margin

I	If the Average Excess Availability is less than $15,000,000	3.50%

II	If the Average Excess Availability is greater than or equal to $15,000,000	3.25%

Except as set forth in the foregoing proviso, the Base Rate Margin shall be based upon the most recent determination by Agent of the Average Excess Availability Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the Base Rate Margin shall be re-determined quarterly on the first day of the month following the date of delivery by the Loan Parties to Agent of the report described in clause (h) of Schedule 5.2 of the Agreement; provided, however, that if the Loan Parties fail to provide such report when such report is due, the Base Rate Margin shall be set at the margin in the row styled “Level I” as of the first day of the month following the date on which such report was required to be delivered until the date on which such report is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such report, the Base Rate Margin shall be set at the margin based upon the Average Excess Availability Calculation determined by Agent based upon the information contained in such report). In the event that the information used by Agent to perform the Average Excess Availability Calculation contained in any such report is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Base Rate Margin for any period (a “Base Rate Period”) than the Base Rate Margin actually applied for such Base Rate Period, then (i) the Loan Parties shall immediately deliver to Agent a correct report for such Base Rate Period, (ii) the Base Rate Margin shall be determined as if the correct Base Rate Margin (as set forth in the table above) were applicable for such Base Rate Period, and (iii) Borrowers shall immediately deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Base Rate Margin for such Base Rate Period, which payment shall be promptly applied by Agent to the affected Obligations.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to ERISA, for which Parent or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” and “Borrowers” have the meaning specified therefor in the preamble to the Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a) the sum of (i) the lesser of (A) $2,500,000 and (B) 75% of the amount of Eligible Foreign Accounts, and (ii) 85% of the amount of Eligible Domestic Accounts, less, in the case of each of clauses (i)(B) and (ii) above, the amount, if any, of the Dilution Reserve, plus

(b) the lowest of (i) $10,000,000, (ii) 65% of the value of Eligible Inventory, (iii) 85% times the most recently determined Net Liquidation Percentage times the book value of Eligible Inventory, and (iv) 120% of the amount of credit availability created by clause (a) above, plus

(c) during the period from the Agreement Effective Date to the Supplemental Borrowing Base Termination Date, the Supplemental Borrowing Base Amount, minus

(d) the sum of (i) the Bank Product Reserve, (ii) the Administration Charge Reserve (iii) the Directors’ Charge Reserve and (iv) the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Budget” means the cash flow forecast attached as Exhibit B-2 hereto, setting forth cash receipts and disbursements, net cash flow, cash position, DIP balance and other information of Parent and its Subsidiaries for the 13-week period covered thereby, or any other projections or forecasts prepared on a weekly basis by or on behalf of Parent and its Subsidiaries and delivered by Administrative Borrower to Agent and the Lenders pursuant to Schedule 5.1, which shall be in form consistent with the cash requirement forecast heretofore delivered to Agent and attached as Exhibit B-2 hereto and shall be in substance satisfactory to Agent and the Required Lenders at the time of delivery thereof.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the states of New York or Georgia, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Canada Security Documents” means the agreements, instruments and other documents set forth on Schedule C-2.

“Canadian Anti-Terrorism Laws” means the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the United Nations Suppression of Terrorism Regulations and the Anti-terrorism Act (Canada) and all regulations and orders made thereunder.

“Canadian CCAA Court” has the meaning specified therefor in the recitals to the agreement.

“Canadian Employee” means any employee or former employee of a Canadian Loan Party.

“Canadian Employee Benefits Legislation” means the Canada Pension Plan Act (Canada), the Employment Pensions Plan Act (Alberta), the Pension Benefits Standards Act (British Columbia) and any Canadian federal, provincial or local counterparts or equivalents, in each case, as applicable and as amended from time to time.

“Canadian Employee Plan” means any employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, supplemental pension, profit sharing, retiring allowance, severance, deferred compensation, stock compensation, stock purchase, retirement, life, hospitalization insurance, medical, dental, disability or other employee group or similar benefit or employment plans or supplemental arrangements applicable to the Canadian Employees, but does not include the Canada Pension Plan or the Quebec Pension Plan maintained by the Governments of Canada and Quebec, respectively.

“Canadian Loan Parties” means each Loan Party organized under the laws of Canada or a province thereof.

“Canadian Pension Plan” means any pension plan required to be registered under the Income Tax Act (Canada) or any Canadian federal or provincial law and contributed to by a Canadian Loan Party for its Canadian Employees or former Canadian Employees, including any pension plan within the meaning of the Employment Pensions Plan Act (Alberta), the Pension Benefits Standards Act (British Columbia), or the Supplemental Pensions Plan Act (Quebec) but does not include the Canada Pension Plan maintained by the Government of Canada.

“Canadian Priority Payables Reserves” means reserves (determined from time to time by Agent in its Permitted Discretion) for: (a) the amount past due and owing by any Canadian Loan Party, or the accrued amount for which such Canadian Loan Party has an obligation to remit, to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) goods and services taxes, sales taxes, employee income taxes, municipal taxes and other taxes payable or to be remitted or withheld, (ii) workers’ compensation, (iii) vacation or holiday pay, or (iv) other like charges and demands to the extent that any Governmental Authority or other Person may claim a Lien, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Loan Documents; and (b) the aggregate amount of any other liabilities of any Canadian Loan Party (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment, (ii) in respect of unpaid pension plan contributions, or (iii) which are secured by a Lien, right or claim on any Collateral; in each case, pursuant to any applicable law, rule or regulation and which such Lien, right or trust ranks or, in the judgment of Agent, is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Loan Documents (such as Liens, rights or trusts or claims in favor of employees, landlords, warehousemen, customs brokers, carriers, mechanics, materialmen, laborers, or suppliers, or Liens, rights, trusts, or claims for ad valorem, excise, sales, or other taxes where given priority under applicable law).

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or, in the case of a Canadian Loan Party only, Canada, or issued by any agency thereof and backed by the full faith and credit of the United States or, in the case of a Canadian Loan Party only, Canada, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States, or in the case of a Canadian Loan Party only, any province or territory of Canada, or any political subdivision of any such state, province or territory or any public instrumentality thereof, maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”) or, in the case of a Canadian Loan Party only, Dominion Bond Rating Services (“DBRS”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, or in the case of a Canadian Loan Party only, having a rating of at least R-1 from DBRS, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank or, in the case of a Canadian Loan Party only, Canada, in each case having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (f) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (g) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.

“CCAA” has the meaning specified therefor in the recitals to the Agreement.

“CCAA Orders” means, collectively, the Initial Order and all other orders issued or to be issued by the Canadian CCAA Court in connection with the CCAA Proceedings.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change of Control” means (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, (c) Parent fails to own and control, directly or indirectly, 100% of the Stock of each other Loan Party or (d) a “Change of Control” (or any comparable term or provision) under or with respect to any of the Stock of any Loan Party or any of its Subsidiaries or any of the Indebtedness of any Loan Party or

any of its Subsidiaries (other than Indebtedness of a Subsidiary of Parent that is not a Loan Party and is not organized under the laws of the United States or any state thereof or Canada or any province thereof) that is contractually subordinated to the Obligations; provided that no Change of Control shall be deemed to have occurred pursuant to clauses (a) or (b) above as a direct result of the issuance of Stock of Parent in connection with the conversion of Indebtedness issued under the Indentures to Stock of Parent to the extent permitted under Section 6.7(a) of the Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” has the meaning specified therefor in Section 2.16(a) of the Agreement.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Parent’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Agreement Effective Date, and (b) any individual who becomes a member of the Board of Directors after the Agreement Effective Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Agreement Effective Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Account Agreement” has the meaning specified therefor in any Security Agreement.

“Copyright Security Agreement” has the meaning specified therefor in any Security Agreement.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“DBRS” has the meaning specified therefor in the definition of Cash Equivalents.

“Debtor Guaranteed Obligations” has the meaning specified therefor in Section 18.1 of the Agreement.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Denmark Security Documents” means the agreements, instruments and other documents set forth on Schedule D-2.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“DIP Guarantors” has the meaning specified therefor in the recitals to the Agreement.

“DIP Orders” means, collectively, the Initial Order and the Recognition Order, as applicable.

“Directors’ Charge Reserve” means a reserve in an amount equal to the maximum amount of the Senior Directors’ Charge.

“Discounted Value” means, as of any date of determination with respect to any Specified Intellectual Property, the present value of the Loan Party’s cash flow directly attributable to the licensing of such Specified Intellectual Property and sale of products incorporating such Specified Intellectual Property (in each case, net of any royalty streams paid in connection with such Specified Intellectual Property) during the period from and after the Agreement Effective Date through the Maturity Date based on an annual discount rate equal to 15%, as such Discounted Value shall be adjusted by Agent from time to time in its Permitted Discretion.

“Dollar Equivalent” means, on any date of determination (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent in Dollars of such amount, determined by Agent using the applicable Exchange Rate.

“Dollars” or “$” means United States dollars.

“EBITDA” means, with respect to any fiscal period, (a) Parent’s consolidated net earnings (or loss), minus (b) to the extent added in determining such consolidated earnings (or loss) for such period, the sum of (i) extraordinary gains for such period, (ii) interest income for such period and (iii) foreign exchange gains for such period, plus (c) to the extent deducted in determining such consolidated earnings (or loss) for such period, the sum of (i) non-cash extraordinary losses or impairments for such period, (ii) non-cash charges relating to the issuance of Stock of Parent to directors, officers and employees of Parent and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved from time to time by the Board of Directors, (iii) interest expense for such period, (iv) income taxes for such period, (v) depreciation and amortization for such period, (vi) foreign exchange losses for such period, (vii) in-process research and development, asset acquisition or business combination related charges for any period, in the case of each of clauses (a), (b) and (c) above, determined on a consolidated basis in accordance with GAAP, and (viii) solely with respect to any fiscal period ending during the period from January 1, 2010 through December 31, 2011, non-recurring costs, fees, charges or expenses (including cash severance and restructuring costs) incurred in connection with the Recapitalization Support Agreement, the FRN Support Agreement and the transactions contemplated thereby in an aggregate amount not to exceed $20,000,000 for all fiscal periods ending during the period from January 1, 2010 through December 31, 2011.

“Eligible Accounts” means, collectively, Eligible Domestic Accounts and Eligible Foreign Accounts.

“Eligible Domestic Accounts” means those Accounts created by a Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Domestic Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Agreement Effective Date. In determining the amount to be included, Eligible Domestic Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Domestic Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or Accounts with selling terms of more than 30 days,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of a Borrower or an employee or agent of a Borrower or any Affiliate of a Borrower,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in Dollars,

(f) Accounts with respect to which the Account Debtor either (i) is not principally located in the United States or Canada (except as otherwise determined by Agent in its sole discretion), or (ii) is not organized under the laws of the United States, any state thereof, Canada or any province thereof or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

(g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

(h) Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

(i) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Domestic Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Domestic Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity, or

(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services.

“Eligible Foreign Accounts” means those Accounts created by a Borrower in the ordinary course of its business, that arise out of Borrowers’ sale of goods or rendition of services (x) with respect to which the Account Debtor either is not principally located in the United States or Canada (as determined by Agent in its sole discretion) or is not organized under the laws of the United States, any state thereof, Canada or any province thereof, and (y) that comply with each of the representations and warranties respecting Eligible Foreign Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Agreement Effective Date. In determining the amount to be included, Eligible Foreign Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Foreign Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or Accounts with selling terms of more than 30 days,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of a Borrower or an employee or agent of a Borrower or any Affiliate of a Borrower,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in Dollars,

(f) Accounts with respect to which the Account Debtor is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

(h) Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

(i) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Foreign Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Foreign Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity, or

(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services.

“Eligible Inventory” means Inventory of a Borrower consisting of raw materials and first quality finished goods held for sale in the ordinary course of Borrowers’ business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Agreement Effective Date. In determining the amount to be so included, the value of any and all Inventory shall be determined (i) at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices and (ii) net of (x) any and all royalties payable to any Person in connection with the sale thereof and (y) any intercompany profit in respect thereof. An item of Inventory shall not be included in Eligible Inventory if:

(a) a Borrower does not have good, valid, and marketable title thereto,

(b) it is not located at one of the locations in the continental United States set forth on Schedule E-2 (or in-transit from one such location to another such location),

(c) it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless (i) (A) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, or (B) Agent has instituted a reserve equal to the rental costs under the applicable lease with respect to such location for a 3-month period and (ii) it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(d) it is not subject to a valid and perfected first priority Agent’s Lien,

(e) it consists of goods returned or rejected by a Borrower’s customers,

(f) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Borrower’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment, or

(g) it is sold under a licensed patent or trademark, unless (i) Agent has entered into a licensor waiver letter, in form and substance satisfactory to Agent, with the licensor with respect to the rights of Agent to use the patent or trademark to manufacture, sell or otherwise distribute such Inventory or (ii) the quantity of such Inventory, on any date of determination, does not exceed 60 days normal usage, as determined by Agent in its Permitted Discretion.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Parent and its Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of Parent and its Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

“Excess Cash Flow” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP (a) TTM EBITDA, minus (b) the sum of (i) the cash portion of Interest Expense paid during such fiscal period, (ii) the cash portion of income taxes paid during such period, , and (iii) the cash portion of Capital Expenditures (net of (y) any proceeds reinvested in accordance with the provisions of Section 2.4(e)(ii) of the Agreement, and (z) any proceeds of related financings with respect to such expenditures) made during such period.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Exchange Rate” means, with respect to a currency, the rate quoted by Wells Fargo as the spot rate for the purchase by Wells Fargo of such currency with another currency at approximately 10:30 a.m. (New York time) on the date as of which the foreign exchange computation is made.

“Extraordinary Receipts” means any cash received by Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, including any cause of action arising under any Insolvency Statute or otherwise (including proceeds of Avoidance Actions but excluding any Avoided Payments), (b) tax refunds, (c) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, or (ii) received by Parent or any of its Subsidiaries as reimbursement for any payment previously made to such Person), and (d) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter by and among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“Filing Date” means January 28, 2011.

“Final Facility Effective Date” has the meaning specified therefor in Part 2 of Schedule 3.1.

“Final Period” means the period commencing on the Final Facility Effective Date and ending on the Maturity Date.

“Fixed Charges” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense paid in cash during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, and (c) all federal, state and local income taxes paid in cash during such period.

“Fixed Charge Coverage Ratio” means, with respect to Parent for any period, the ratio of (i) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (ii) Fixed Charges for such period.

“Foreign Currency” means any currency other than the Dollar.

“Foreign Lender” shall mean any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“FRN Support Agreement” means that certain Floating Rate Note Support Agreement, dated as of October 29, 2010, between Parent, each of Parent’s Subsidiaries party thereto, and each holder of Senior Floating Rate Notes party thereto, as amended by an amending agreement dated January 27, 2011.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, provincial, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means (a) each DIP Guarantor and (b) each other Person that becomes a guarantor after the Agreement Effective Date, pursuant to Section 5.11 of the Agreement or otherwise, and “Guarantor” means any one of them.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by Parent or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Parent’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Inactive Subsidiary” means each of the Subsidiaries of Parent identified on Schedule I-1; provided, that Parent may designate any Inactive Subsidiary as a non-Inactive Subsidiary for purposes of the Agreement by giving Agent written notice of such designation if (a) such designation would not cause a Default or an Event of Default to occur and be continuing immediately after such designation and (b) the Loan Parties comply with the provisions of Section 5.11 with respect to the Inactive Subsidiary so designated.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indenture Documents” means the Indentures, the Senior Notes and all agreements, instruments and other documents delivered in connection with the foregoing.

“Indentures” means, collectively the Senior Subordinated Notes Indenture and the Senior Floating Rate Notes Indenture.

“Indenture Trustee” means Wells Fargo Bank, N.A., as trustee under the Indentures, or any successor thereof.

“Initial Order” means the order of the Canadian CCAA Court, substantially in the form of Exhibit I-1, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of Agent, the Lenders and Parent.

“Initial Order Entry Date” means the date on which the Initial Order shall have been granted by the Canadian CCAA Court.

“Insolvency Statute” means (a) the United States Bankruptcy Code, (b) the Bankruptcy and Insolvency Act (Canada), (c) the CCAA, (d) the Winding-up and Restructuring Act (Canada), and/or (e) any similar legislation in a relevant jurisdiction, in each case, as applicable and as in effect from time to time.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of an Insolvency Statute or under any other state, provincial or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Parent, each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” means WFCF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.11 of the Agreement.

“Junior Administration Charge” means the court ordered administrative charge granted in the Initial Order in an amount not to exceed $1,000,000, which charge shall be subordinate to the Liens securing the Obligations.

“Junior Directors’ Charge” means the court ordered directors’ charge granted in the Initial Order in an amount not to exceed $1,000,000, which charge shall be subordinate to the Liens securing the Obligations.

“L/C” has the meaning specified therefor in Section 2.11(a) of the Agreement.

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning specified therefor in Section 2.11(a) of the Agreement.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1 of the Agreement.

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Parent or its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax Lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles and all similar searches and inquiries conducted in Canada), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Parent or any of its Subsidiaries, (h) Agent’s reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with the Proceedings or a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by

Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then existing Letter of Credit Usage, (b) causing the Underlying Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fee that accrues must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a LIBOR Rate Loan), the applicable margin set forth in the following table that correspond to the most recent Average Excess Availability calculation performed by Agent (the “Average Excess Availability Calculation”); provided, however, (a) for the period from the Agreement Effective Date through the date Agent performs the Average Excess Availability Calculation in respect of the testing period ending March 31, 2011 and (b) at any time that a Default or Event of Default shall have occurred and be continuing, the LIBOR Rate Margin shall be at the margin in the row styled “Level I”:

Level	Average Excess Availability Calculation	LIBOR Rate Margin

I	If the Average Excess Availability is less than $15,000,000	3.75%

II	If the Average Excess Availability is greater than or equal to $15,000,000	3.50%

Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be based upon the most recent determination by Agent of the Average Excess Availability Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be re-determined quarterly on the first day of the month following the date of delivery by the Loan Parties to Agent of the report described in clause (h) of Schedule 5.2 of the Agreement; provided, however, that if the Loan Parties fail to provide such report when such report is due, the LIBOR Rate Margin shall be set at the margin in the row styled “Level I” as of the first day of the month following the date on which such report was required to be delivered until the date on which such report is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such report, the LIBOR Rate Margin shall be set at the margin based upon the Average Excess Availability Calculation determined by Agent based upon the information contained in such report). In the event that the information used by Agent to perform the Average Excess Availability Calculation contained in any such report is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher LIBOR Rate Margin for any period (a “LIBOR Rate Period”) than the LIBOR Rate Margin actually applied for such LIBOR Rate Period, then (i) the Loan Parties shall immediately deliver to Agent a correct report for such LIBOR Rate Period, (ii) the LIBOR Rate Margin shall be determined as if the correct LIBOR Rate Margin (as set forth in the table above) were applicable for such LIBOR Rate Period, and (iii) Borrowers shall immediately deliver to Agent full payment in respect of the accrued additional interest as a result of such increased LIBOR Rate Margin for such LIBOR Rate Period, which payment shall be promptly applied by Agent to the affected Obligations.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, hypothec, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing and, in the case of Parent and any Subsidiary of Parent organized under the laws of Canada or any province thereof, excluding operating leases that are deemed to be security interests under the relevant Canadian personal property legislation and that do not otherwise represent a lien to secure payment or performance of an obligation.

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, any Bank Product Agreements, any Bankruptcy Court Order, any Borrowing Base Certificate, the Canada Security Documents, any Control Agreements, any Controlled Account Agreements, any Copyright Security Agreement, the Denmark Security Documents, the Fee Letter, any guaranty, the Intercompany Subordination Agreement, the Letters of Credit, any Mortgages, any Patent Security Agreement, any Security Agreement, the Sweden Security Documents, the Switzerland Security Documents, any Trademark Security Agreement, the UK Security Documents, any note or notes executed by any Borrower in connection with the Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Parent or any of its Subsidiaries and the Lender Group in connection with the Agreement.

“Loan Party” means any Borrower or any Guarantor.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Market Value” means, as of any date of determination, the market value of the common Stock of Athersys, Inc. owned by Parent (the “Athersys Stock”) determined by Agent as follows:

(a) if the Athersys Stock is listed on a national securities exchange or other generally recognized market which has its trading prices published on a daily basis in The Wall Street Journal, the Athersys Stock shall be valued at its last sales price on the date of determination on the largest national securities exchange or other market, as the case may be, on which the Athersys Stock shall have traded on such date, or, if trading in the Athersys Stock on such exchange or other market, as the case may be, was reported on the consolidated tape, the last sales price on the consolidated tape (or, in the event that the date of determination is not a date upon which a national securities exchange or other market, as the case may be, on which the Athersys Stock is listed was open for trading, on the last prior date on which such a national securities exchange of other market, as the case may be, was so open); and

(b) in all other cases, the Athersys Stock shall be assigned fair market value as Agent may determine in its Permitted Discretion.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers, taken as a whole (except for the commencement of the Proceedings and events that typically result from the commencement of cases under Chapter 15 of the United States Bankruptcy Code or the CCAA), (b) a material impairment of the Loan Parties’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Loan Party or any of its Subsidiaries.

“Material Adverse Deviation” means, for any period set forth in the table below, that (a) either (i) total receipts of the Loan Parties are less than 85% of the Total Receipts line item in the Budget for such period or (ii) total disbursements of the Loan Parties are greater than 115% of the Total Disbursements line item in the Budget for such period and (b) net cash flow of the Loan Parties is (i) less than 85% of the Net Cash Flow line item (to the extent net cash flow is positive) in the Budget for such period or (ii) greater than 115% of the Net Cash Flow line item (to the extent net cash flow is negative) in the Budget for such period; provided that, for purposes of the calculations set forth in clause (a) and clause (b) above for the four week periods ending March 4, 2011 and June 3, 2011, the projected $5,000,000 receipt reflected in the Royalties and Other Receipts line item in the Budget for each such period shall be deemed to have been received during such period to the extent actually received during such period or prior to March 11, 2011 or June 10, 2011, respectively.

PERIOD:

One week period ending January 28, 2011

Two consecutive week period ending February 4, 2011

Three consecutive week period ending February 11, 2011

Each four consecutive week period ending on Friday of each week thereafter

“Material Contract” means, with respect to any Person, (a) each royalty contract or royalty agreement to which such Person or any of its Subsidiaries is a party involving consideration payable to or by such Person or such Subsidiary of $5,000,000 or more in any 12 consecutive month period, (b) each distribution contract or distribution agreement to which such Person or any of its Subsidiaries is a party involving consideration payable to or by such Person or such Subsidiary of $10,000,000 or more in any 12 consecutive month period, (c) each other contract or agreement to which such Person or any of its Subsidiaries is a party involving consideration payable to or by such Person or such Subsidiary of $5,000,000 or more in any 12 consecutive month period (other than, in each case, purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium) and (d) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of Borrowers taken as a whole.

“Maturity Date” means the date which is the earliest of (a) June 30, 2011, (b) the date of implementation of a plan of compromise and arrangement in the CCAA Proceedings that has been sanctioned by an order of the Canadian CCAA Court and recognized by a recognition order of the US Bankruptcy Court, (c) the date immediately preceding the date on which any distributions under any plan of compromise and arrangement in the CCAA Proceedings commence, (d) the date of a sale of substantially all of the assets of Borrowers and the DIP Guarantors (which may take the form of an asset sale, stock sale or otherwise as approved by Agent and Lenders), (e) the date that is 3 days after the Filing Date, if the Initial Order Entry Date has not occurred, (f) the date that is 7 days after the Filing Date, if the US TRO Order has not been entered by the US Bankruptcy Court, (g) the date that is 28 days after the Filing Date, if the Recognition Order has not been entered by the US Bankruptcy Court, and (h) such earlier date on which all Advances and other Obligations for the payment of money shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Maximum Revolver Amount” means $28,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.

“Monitor” has the meaning specified therefor in the Initial Order.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgage Policy” has the meaning specified therefor in Schedule 3.1(u).

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Parent or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Net Cash Proceeds” means:

(a) with respect to any sale or disposition by Parent or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Parent or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction; and

(b) with respect to the issuance or incurrence of any Indebtedness by Parent or any of its Subsidiaries, or the issuance by Parent or any of its Subsidiaries of any shares of its Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Parent or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction.

“Net Liquidation Percentage” means the percentage of the book value of Borrowers’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected by Agent.

“Notice of Borrowing” means a written notice in the form of Exhibit N-1.

“Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding. For the avoidance of doubt, the “Obligations” shall not include the Pre-Petition Obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Other Recognition Order” has the meaning specified therefor in Schedule 3.3 of the Agreement.

“Other Taxes” shall mean any and all present or future stamp, value added or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement, recordation or filing of, or otherwise with respect to, any Loan Document.

“Overadvance” has the meaning specified therefor in Section 2.5 of the Agreement.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Patent Security Agreement” has the meaning specified therefor in any Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.

“Payoff Date” means the first date on which all of the Obligations are paid in full and the Revolver Commitments of the Lenders are terminated.

“Permitted Deviation” means, with respect to any line item in the Budget, any deviation therefrom that would not cause a Material Adverse Deviation.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Dispositions” means each of the following to the extent permitted by the Bankruptcy Court Orders:

(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business,

(b) sales of Inventory to buyers in the ordinary course of business,

(c) the use or transfer of cash or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g) any involuntary loss, damage or destruction of property,

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets of Parent or its Subsidiaries in the ordinary course of business,

(j) dispositions on arm’s length terms of the royalty streams from the licenses listed on Schedule P-1, so long as Parent shall have provided Agent with a written certificate, supported by detailed calculations, that on a pro forma basis, Parent and its Subsidiaries are projected to be in compliance with the financial covenants set forth in Section 7 for the six month period immediately after giving effect thereto,

(k) the sale or transfer of registered patents, trademarks and other intellectual property owned by Parent or its Subsidiaries to the extent such patents, trademarks or other intellectual property, individually or in the aggregate, do not account for more than $500,000 of consolidated revenues of Parent and its Subsidiaries or $500,000 of EBITDA, in each case, for the 12 consecutive fiscal month period ending immediately prior to the date of such sale or transfer; provided that the aggregate fair market value of all such patents, trademarks and other intellectual property sold or transferred pursuant to this clause (k) does not exceed $500,000,

(l) the lapse or abandonment of registered patents, trademarks and other intellectual property owned by Parent or its Subsidiaries to the extent not economically desirable in the conduct of the business of Parent and its Subsidiaries and so long as such lapse or abandonment is not materially adverse to the interests of the Lenders,

(m) the sale or transfer, or licensing on an exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights owned by Parent or its Subsidiaries to the extent such patents, trademarks, copyrights, and other intellectual property rights have not, and are not expected to, generate any revenue for Parent or its Subsidiaries (other than as a result of the license contemplated by this clause (m)),

(n) the licensing of patents, trademarks, copyrights, and other intellectual property rights under supply and distribution agreements of Parent and its Subsidiaries entered into in the ordinary course of business,

(o) so long as no Default or Event of Default shall have occurred and be continuing, any disposition pursuant to a bona-fide, arms-length transaction with a Person that is not an Affiliate of any Loan Party of (i) any of the Real Property or other assets set forth on Schedule P-2 so long as the Net Cash Proceeds received by such Loan Party in connection with such disposition are at least equal to the amount set forth on Schedule P-2 for such Real Property or other assets, and (ii) the Athersys Stock so long as the Net Cash Proceeds received by such Loan Party in connection with such disposition are at least equal to the Market Value of such Stock on the date of such disposition, and

(p) dispositions of assets (other than Accounts, intellectual property, licenses, Stock of Subsidiaries of Parent, or Material Contracts) not otherwise permitted in clauses (a) through (o) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in all such dispositions since the Agreement Effective Date (including the proposed disposition) would not exceed $250,000.

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by the Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b) Indebtedness set forth on Schedule 4.19 and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Parent or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds,

(g) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(h) the incurrence by Parent or its Subsidiaries of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate or foreign currency risk associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes,

(i) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(j) unsecured Indebtedness of Parent owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Parent of the Stock of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $100,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

(k) Indebtedness composing Permitted Investments, and

(l) Indebtedness evidenced by the Indenture Documents.

“Permitted Indenture Amendments” means any amendments, modifications, or changes to any of the terms or provisions of the Indentures (each, an “Indenture Modification”) so long as:

(a) the terms and conditions of the Indentures, after giving effect to such Indenture Modification, in Agent’s reasonable judgment, do not materially impair the prospects of repayment of the Obligations by Parent and its Subsidiaries or materially impair Parent’s and its Subsidiaries’ creditworthiness,

(b) such Indenture Modifications do not result in an increase in the principal amount of the Indebtedness issued pursuant to the applicable Indenture (except to the extent that such increase is attributable to the accrual, compounding or accretion of original issue discount, the payment-in-kind of interest, or the capitalization of interest or payment premiums in respect of the Indebtedness issued pursuant to the Indenture subject to such Indenture Modification),

(c) such Indenture Modifications do not result in an increase in the cash interest rate with respect to the Indebtedness issued pursuant to the Indenture subject to such Indenture Modification,

(d) such Indenture Modifications do not result in a shortening of the average weighted maturity of the Indebtedness issued pursuant to the Indenture subject to such Indenture Modification, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Parent and its Subsidiaries,

(e) if the Indebtedness issued pursuant to the Indenture subject to such Indenture Modification was subordinated in right of payment to the Obligations, then the terms and conditions of the Indenture after giving effect to such Indenture Modification must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to Indebtedness issued pursuant to the Indenture prior to giving effect to such Indenture Modification, and

(f) the Indebtedness issued pursuant to the Indenture subject to such Indenture Modification is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness issued pursuant to the Indenture prior to giving effect to such Indenture Modification.

“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party, (b) a non-Loan Party to another non-Loan Party, and (c) a non-Loan Party to a Loan Party, in each case, so long as the parties thereto are party to the Intercompany Subordination Agreement.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e) Investments owned by any Loan Party or any of its Subsidiaries on the Agreement Effective Date and set forth on Schedule P-3,

(f) guarantees permitted under the definition of Permitted Indebtedness,

(g) Permitted Intercompany Advances,

(h) Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases, and

(j) non-cash loans to employees, officers, and directors of Parent or any of its Subsidiaries for the purpose of purchasing Stock in Parent so long as the proceeds of such loans are used in their entirety to purchase such stock in Parent.

“Permitted Liens” means

(a) Liens held by Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d) Liens existing prior to the Filing Date and set forth on Schedule P-4, provided that any such Lien only secures the Indebtedness that it secures on the Filing Date,

(e) the interests of lessors under operating leases and licensors under license agreements,

(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests or as to which payment and enforcement is stayed under the Insolvency Statutes or pursuant to orders of any Court,

(h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance,

(i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business,

(k) with respect to any Real Property, easements, rights of way, zoning restrictions and other restrictions, including reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown in right of a Province of Canada, in each case, that do not materially interfere with or impair the use or operation thereof,

(m) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(n) the interests of licensees under licenses permitted under clauses (m) and (n) of the definition of Permitted Dispositions,

(o) [Reserved],

(p) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,

(q) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(s) interests of lessees or sublessees under leases of real property interests of Parent or its Subsidiaries entered into in the ordinary course of business,

(t) Liens on the assets of the Loan Parties as security for surety bonds issued for the benefit of state Governmental Authorities, provided that the aggregate amount of Indebtedness secured by any such Lien shall not exceed $100,000 outstanding at any given time and the aggregate amount of Indebtedness secured by all Liens granted or incurred pursuant to this clause (t) shall not exceed $400,000 outstanding at any given time,

(u) Liens granted by one Loan Party in favor of another Loan Party to secure a Permitted Intercompany Advance,

(v) Permitted Priority Liens;

(w) the Junior Directors’ Charge;

(x) the Junior Administration Charge; and

(y) Liens in the form of the “Intercompany Charge” as defined in the Initial Order, which Intercompany Charge is subordinate to the Agent’s Lien.

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by Parent (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

“Permitted Priority Liens” means Liens set forth in Schedule P-5.

“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax Lien or Canadian statutory Lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Agreement Effective Date in an aggregate principal amount outstanding at any one time not in excess of $50,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“PPSA” has the meaning specified therefor in Section 1.3 of this Agreement.

“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

“Pre-Petition Credit Facility” has the meaning specified therefor in the recitals to the Agreement.

“Pre-Petition Obligations” means all indebtedness, obligations (including obligations in respect of any letters of credit, bank products and hedging agreements) and liabilities of the Loan Parties incurred prior to the Filing Date plus fees, expenses, and indemnities due thereunder and interest thereon accruing both before and after the Filing Date, whether such indebtedness, obligations or liabilities are direct or indirect, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising.

“Proceedings” has the meaning specified therefor in the recitals to the Agreement.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 91 days after the Maturity Date, or, on or before the date that is less than 91 days after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,

(b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances, and

(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) such Lender’s Revolver Commitment by (ii) the aggregate amount of Revolver Commitments of all Lenders; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Parent and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States or Canada.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Parent or its Subsidiaries and the improvements thereto.

“Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Parent or its Subsidiaries.

“Recapitalization Support Agreement” means that certain Recapitalization Support Agreement, dated as of October 29, 2010, between Parent, each of Parent’s Subsidiaries party thereto, and each holder of Senior Subordinated Notes party thereto, as amended by an amending agreement dated January 27, 2011.

“Recognition Order” means the order of the US Bankruptcy Court recognizing the CCAA Proceedings as foreign main proceedings, recognizing the Initial Order and granting (a) final authority to borrow the Advances under the Agreement and (b) relief under Chapter 15 of the United States Bankruptcy Code, in form and substance satisfactory to Agent in its sole and absolute discretion.

“Recognition Order Entry Date” means the date on which the Recognition Order shall have been entered on the docket of the US Bankruptcy Court.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Parent and its Subsidiaries or materially impair Parent’s and its Subsidiaries’ creditworthiness,

(b) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended (except to the extent that such increase is attributable to the accrual, compounding or accretion of original issue discount, the payment-in-kind of interest, or the capitalization of interest or payment premiums in respect of the Indebtedness being so refinanced),

(c) such refinancings, renewals, or extensions do not result in an increase in the cash interest rate with respect to the Indebtedness so refinanced, renewed, or extended,

(d) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Parent and its Subsidiaries,

(e) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(f) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Register” has the meaning set forth in Section 2.3(f) of the Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50%; provided, however, that at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

“Risk Adjusted Value” means, as of any date of determination with respect to any Specified Intellectual Property, the product of (a) the Discounted Value and (b) the Risk Adjustment (expressed as a percentage) set forth on Schedule S-3 with respect to such Specified Intellectual Property, as such Risk Adjustment may be adjusted by Agent from time to time in its Permitted Discretion.

“Risk Participation Liability” means, as to each Letter of Credit, all obligations of Borrowers to the Issuing Lender with respect to such Letter of Credit, including (a) the contingent reimbursement obligations of Borrowers with respect to the amounts available to be drawn or which may become available to be drawn thereunder, (b) the reimbursement obligations of Borrowers with respect to amounts that have been paid by the Issuing Lender to the Underlying Issuer, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means a security agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by any Borrower or any Guarantor to Agent.

“Senior Administration Charge” means the court ordered administrative charge granted in the Initial Order in an amount not to exceed $1,500,000.

“Senior Directors’ Charge” means the court ordered directors’ charge granted in the Initial Order in an amount not to exceed $1,000,000.

“Senior Floating Rate Notes” means the Senior Floating Rate Notes due 2013 issued by Parent pursuant to the Senior Floating Rate Notes Indenture.

“Senior Floating Rate Notes Indenture” means the Indenture, dated as of December 11, 2006, by and among Parent and the Indenture Trustee.

“Senior Notes” means, collectively, the Senior Floating Rate Notes and the Senior Subordinated Notes.

“Senior Subordinated Notes” means the 7.750% Senior Subordinated Notes due 2014 issued by Parent pursuant to the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Indenture” means the Indenture, dated as of March 23, 2006, by and among Parent and the Indenture Trustee.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“Specified Intellectual Property” means the intellectual property set forth on Schedule S-3.

“Specified Real Property Collateral” means the Real Property Collateral identified on Schedule R-1.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Supplemental Borrowing Base Amount” means the lesser of (a) $10,000,000 and (b) the sum of (i) the lesser of (A) $6,250,000 and (B) 50% of the Appraised Value of the Specified Real Property Collateral (to the extent that the Loan Parties have delivered an appraisal of such Specified Real Property on or after October 1, 2010), less the amount, if any, of reserves established by Agent for potential environmental remediation costs relating to such Specified Real Property Collateral, plus (ii) 50% of the Market Value of the common Stock of Athersys, Inc. owned by Parent to the extent that Agent has a first priority Lien perfected by “control” (as defined in the Code) on such Stock, plus (iii) the lesser of (A) 5% of the Risk Adjusted Value of the Specified Intellectual Property and (B) $3,000,000.

“Supplemental Borrowing Base Termination Date” means the earlier to occur of the consummation of the Recapitalization Transaction (as defined in the Restructuring Support Agreement as in effect on the Agreement Effective Date) and the Maturity Date.

“Sweden Security Documents” means the agreements, instruments and other documents set forth on Schedule S-1.

“Swing Lender” means WFCF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“Switzerland Security Documents” means the agreements, instruments and other documents set forth on Schedule S-2.

“Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided that Taxes shall exclude (i) any tax imposed on the net income or net profits of any Lender or any Participant (or any of their respective Beneficial Owners) (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant (or any of their respective Beneficial Owners) is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s (or any of their respective Beneficial Owners’) principal office is located in each case as a result of a present or former connection between such Lender or such Participant (or any of their respective Beneficial Owners) and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16(c) or (d) of the Agreement, and (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender (or any of its Beneficial Owners) based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.

“Trademark Security Agreement” has the meaning specified therefor in any Security Agreement.

“TTM EBITDA” means, as of any date of determination, EBITDA of Parent for the 12 month period most recently ended.

“UK Security Documents” means the agreements, instruments and other documents set forth on Schedule U-1.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrowers.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“United States” means the United States of America.

“US Loan Party” means any Loan Party organized under the laws of the United States, any state thereof or the District of Columbia.

“US Order” means (a) after the issuance of the US TRO Order but prior to the issuance of the Recognition Order, the US TRO Order, and (b) after the issuance of the Recognition Order, the US TRO Order and the Recognition Order.

“US TRO Order” means the order of the US Bankruptcy Court, in form and substance satisfactory to the Agent in its sole and absolute discretion, which order shall, among other things, authorize the temporary stay of proceedings and actions against the Loan Parties.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFCF” means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.